UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Sprouts Farmers Market, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for

2015 Annual Meeting of Stockholders

March 19, 2015

Dear Fellow Sprouts Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Sprouts Farmers Market, Inc., which will be held at The JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona 85054, on Friday, May 1, 2015 at 8:00 a.m., local time.

At the annual meeting, we will ask you to elect two members of our board of directors; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2014 (commonly referred to as “say-on-pay”); approve the material terms of performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2015 fiscal year.

We have elected to provide access to the proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, I would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Doug Sanders

Director, President and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Friday, May 1, 2015 at 8:00 a.m. local time.

Place:	The JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona 85054.

Items of Business:	(1)	To elect two Class II directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified.

(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2014 (“say-on-pay”).

(3)	To approve the material terms of the performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

(4)	To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending January 3, 2016.

(5)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 4, 2015 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are cordially invited to attend the Annual Meeting. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about March 19, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 1, 2015.

This proxy statement and our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, are available at www.proxyvote.com and at http://investors.sprouts.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Friday, May 1, 2015
Time:	8:00 a.m., local time
Location:	The JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona 85054
Record Date:	March 4, 2015
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Joseph Fortunato	For	16
Lawrence P. Molloy	For	16
Advisory vote on the compensation paid to our named executive officers for fiscal 2014	For	43
Approve the material terms of the performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	For	45
Ratification of our independent auditor	For	53

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on April 30, 2015. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2015 Annual Meeting of Stockholders, (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at The JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona 85054, on Friday, May 1, 2015 at 8:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2014 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2014 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first provided on or about March 19, 2015 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on March 4, 2015, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 152,363,987 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the two nominees who receive the greatest number of affirmative votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2014 (commonly referred to as a “say-on-pay” proposal), the proposal to approve the material terms of the performance goals under our 2013 Incentive Plan (referred to as the “2013 Incentive Plan”) for purposes of Section 162(m) of the Internal Revenue Code and the proposal to ratify PricewaterhouseCoopers LLP as the independent auditor of our company for the fiscal year ending January 3, 2016 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

The advisory vote on the say-on-pay proposal is non-binding, but our board of directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the two Class II director nominees;

•	“FOR” the say-on-pay proposal;

•	“FOR” the approval of the material terms of the performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent auditor of our company for the fiscal year ending January 3, 2016.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the annual meeting to vote in person. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the two nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2014, (3) “for” the proposal to approve the material terms of the performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, (4) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending January 3, 2016, and (5) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”), the say-on-pay proposal (“Proposal 2”) and the proposal to approve the material terms of the performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code (“Proposal 3”) are matters considered non-routine under applicable rules. A broker, bank, or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1, 2 and 3. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending January 3, 2016 (“Proposal 4”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 4.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent votes present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2, Proposal 3 or Proposal 4. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2 or Proposal 3.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not currently intend to engage any third-party proxy solicitor.

Householding

We are required to provide an Annual Report to all stockholders who receive this Proxy Statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will promptly deliver a separate copy.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on March 4, 2015, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Sprouts stock on the record date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 4, 2015;

•	the Notice of Internet Availability of Proxy Materials;

•	a printout of the proxy distribution email (if you received your materials electronically);

•	a proxy card;

•	a voting instruction form; or

•	a legal proxy provided by your broker, bank or nominee.

Admission to the Annual Meeting will be on a first-come, first-served basis and will require proof of ownership described above. Stockholders and proxy holders must also present a government-issued form of photo identification, such as a driver’s license, and comply with customary security procedures. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures. The use of cameras or other recording devices will not be allowed at the Annual Meeting.

Availability of our Filings with the SEC

Our 2014 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, http://investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our

Annual Report on Form 10-K for the fiscal year ended December 28, 2014, as amended on Form 10-K/A (referred to as the “Form 10-K”), as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Electing to Receive Proxy Materials for Future Annual Meetings Electronically

If you wish to join in Sprouts’ sustainability efforts, you can instruct us to deliver our proxy materials for future annual meetings of stockholders to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery on our investor relations website, http://investors.sprouts.com.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31, with each fiscal quarter generally divided into three periods consisting of two four-week periods and one five-week period. Our last three completed fiscal years ended on December 30, 2012, December 29, 2013 and December 28, 2014. For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended December 29, 2013 and December 28, 2014 and our fiscal year ending January 3, 2016 as “fiscal 2013,” “fiscal 2014” and “fiscal 2015,” respectively.

On July 29, 2013, Sprouts Farmers Markets, LLC, a Delaware limited liability company, converted into Sprouts Farmers Market, Inc., a Delaware corporation, pursuant to a statutory conversion (referred to as the “corporate conversion”). As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Markets, LLC prior to the corporate conversion and to Sprouts Farmers Market, Inc. after the corporate conversion and, in each case, where appropriate, its subsidiaries. In the corporate conversion, each unit of Sprouts Farmers Markets, LLC was converted into 11 shares of common stock of Sprouts Farmers Market, Inc., and each option to purchase units of Sprouts Farmers Markets, LLC was converted into an option to purchase 11 shares of common stock of Sprouts Farmers Market, Inc. For the convenience of the reader, except as the context otherwise requires, all information included in this proxy statement is presented giving effect to the corporate conversion.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of seven members.

Andrew S. Jhawar Chairman of the Board Age: 43 Director since: 2011 Chairman since: 2013

Mr. Jhawar is a Senior Partner of Apollo Management, L.P., having joined in February 2000, where he oversees Apollo’s efforts in the Grocery, Specialty Retail, Food & Beverage and Consumer Products sectors. Prior to joining Apollo, Mr. Jhawar was an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation and, prior to that, Jefferies & Company, where he focused primarily on the structuring, execution and negotiation of high yield debt and equity financing transactions. Mr. Jhawar graduated with an M.B.A. from Harvard Business School and with a B.S. in Economics from the Wharton School of the University of Pennsylvania. In addition, Mr. Jhawar currently sits on and has previously sat on a number of private and public company boards including Hostess Brands, LLC, Smart & Final, Inc., General Nutrition Centers, Inc. (NYSE: GNC) from 2003 to 2007 and Rent-A-Center, Inc. (NASDAQGS: RCII) from 2001 to 2005. Mr. Jhawar’s extensive knowledge and understanding of the retail industry and our company, which allows him to provide invaluable insight and advice concerning our business and financial strategies, and his exceptional background in developing and implementing strategic growth models to enhance the development of our growth and expansion strategies led to the conclusion that he should serve on our board.

Shon A. Boney Director Age: 46 Director since: 2002

Mr. Boney co-founded our company in 2002 and served as our Vice President and Chief Financial Officer from 2002 to 2005, as Chief Executive Officer from 2005 to August 2012, and Chairman from August 2012 until March 2013. Prior to founding our company, Mr. Boney served in various positions with Henry’s Farmers Market ranging from store management to buyer to Director of Information Technology from 1986 to 2001. Mr. Boney’s over 25 years of experience in the grocery industry, combined with his intimate knowledge of all aspects of our business and operations, and unique perspective on discussions about our future activities and our place in the current competitive landscape led to the conclusion that he should serve on our board.

Joseph Fortunato Independent Director Age: 62 Director since: 2013 Committees: Audit Nominating and Corporate Governance

Mr. Fortunato is a consultant and previously served as Chairman of the Board, Chief Executive Officer and President of GNC Holdings, Inc. (NYSE: GNC), a global specialty retailer of health and wellness products, from November 2005 to August 2014. From 1990 to November 2005, Mr. Fortunato served in various executive roles with General Nutrition Companies, Inc., including Senior Executive Vice President and Chief Operating Officer, Executive Vice President of Retail Operations and Store Development, Senior Vice President of Financial Operations, and Director of Financial Operations. Mr. Fortunato currently serves on the board of directors of Mattress Firm Holding Corp. (NASDAQGS: MFRM), a retailer of mattresses and bedding-related products. Mr. Fortunato earned his undergraduate degree in Finance at Duquesne University in 1975. Mr. Fortunato’s record as an executive of a successful retail company, years of financial and operational experience, and experience on the boards of directors of public companies led to the conclusion that he should serve on our board.

Terri Funk Graham Independent Director Age: 49 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson

Ms. Graham is a consultant and previously served as Chief Marketing Officer – RedEnvelope for Provide Commerce, Inc., a gifting company delivering flowers, chocolates, gift baskets and unique personalized gifts from July 2013 to September 2014. Ms. Graham previously served on the board of directors of Hot Topic, Inc., a formerly publicly traded (NASDAQGS: HOTT) mall and web-based specialty retailer operating the Hot Topic and Torrid concepts from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as Senior Vice President and Chief Marketing Officer at Jack in the Box Inc. (NASDAQGS: JACK), a publicly traded restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants. Ms. Graham, who joined Jack in the Box Inc. in 1990, previously served as Vice President and Chief Marketing Officer from December 2004 to September 2007, Vice President of Marketing from May 2003 to December 2004, and Vice President of Brand Communications and Regional Marketing from July 2002 to May 2003. Ms. Graham’s over 25 years of experience in the marketing and restaurant industries and experience on the board of directors of a public company led to the conclusion that she should serve on our board.

Lawrence P. Molloy Independent Director Age: 53 Director since: 2013 Committees: Audit, Chairperson Compensation Nominating and Corporate Governance

Mr. Molloy has served as Senior Advisor to Roark Capital Group, a private equity firm, since October 2014. Prior to that, Mr. Molloy served as Special Advisor to PetSmart, Inc. (NASDAQGS: PETM) from June 2013 until April 2014, and had previously served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to joining PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc., a national consumer electronics retailer, from 2003 to 2007, where he served as the Director of Financial Planning and Analysis from 2003 to 2004, Vice President, Financial Planning and Analysis from 2004 to 2006 and Chief Financial Officer of Retail from 2006 to 2007. Prior to Circuit City, he served in various leadership, planning and strategy roles for Capital One Financial Corporation (NYSE: COF); AGL Capital Investments, LLC; Deloitte & Touche Consulting Group; and the U.S. Navy. He served ten years in the Navy as a fighter pilot, later retiring from the Navy Reserve with a rank of Commander. Mr. Molloy’s perspective as a senior financial executive well versed in financial and accounting matters, as well as operational matters in the retail industry, led to the conclusion that he should serve on our board.

J. Douglas (“Doug”) Sanders Director Age: 45 Director since: 2015

Mr. Sanders was appointed to our board of directors in February 2015 and has served as our President and Chief Executive Officer since August 2012. Mr. Sanders joined Sprouts upon its founding in 2002 and served in roles of increasing responsibility before assuming the role of Chief Executive Officer and President, including President from August 2011 to August 2012, President and Chief Operating Officer from 2005 to August 2011, Chief Administrative Officer from 2004 to 2005, and Vice President of Information Technology from June 2002 to 2004. Prior to joining Sprouts, Mr. Sanders held a number of key management and strategic positions in operations and technology within companies in the grocery industry or grocery consulting industry, including TCI Solutions from 2000 to 2002, Associated Wholesale Grocers from 1997 to 2000 and Brookshire Brothers from 1986 to 1997. Mr. Sanders attended the Stephen F. Austin State University. We believe Mr. Sanders’ nearly 30 years of experience in the grocery industry, including over 13 years of service to our company, his extensive knowledge of all aspects of our business and operations and his unique understanding of our culture, personnel, and strategies led to the conclusion that he should serve on our board.

Steven H. Townsend Lead Independent Director Age: 61 Director since: 2013 Committees: Audit Compensation, Chairperson

Mr. Townsend served as consultant to United Natural Foods Inc. (NASDAQGS: UNFI) from December 2005 until December 2006. He served as Chairman of United Natural Foods Inc. from December 2003 to December 2005 and as its Chief Executive Officer from January 2003 to October 2005 and its President from April 2001 to October 2005. He previously served in other roles at United Natural Foods Inc., including as Chief Financial Officer and as Chief Operating Officer since joining in 1981 as Controller. He previously held management positions at Harris Corporation (NYSE: HRS) and Tupperware Corporation (NYSE: TUP). He has served as a Director of Velocity Brands, LLC since 2010 and ME Holding Corporation, parent holding company of Massage Envy, LLC, since 2012. He previously served as Director of Vault USA, LLC, SI Bancorp MHC., SI Financial Group Inc. (NASDAQGM: SIFI), Savings Institute Bank & Trust Company, Global Energy Holdings Group Inc. and SunOpta Inc. (NASDAQGS: STKL). Mr. Townsend holds an M.B.A. in Management and Information Systems and a B.S. in Accounting, Summa Cum Laude from Bryant College. Mr. Townsend’s more than 30 years of senior management, financial, operational, information systems and human resources experience, including in the natural food industry, led to the conclusion that he should serve on our board.

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent

Class I (term expires at 2017 annual meeting)	Terri Funk Graham J. Douglas Sanders Steven H. Townsend	Yes No Yes

Class II (term expires at 2015 annual meeting)	Joseph Fortunato Lawrence P. Molloy	Yes Yes

Class III (term expires at 2016 annual meeting)	Shon A. Boney Andrew S. Jhawar	No No

Our board of directors has determined that Mr. Fortunato, Ms. Graham, Mr. Molloy and Mr. Townsend each qualify as an “independent director,” as defined in the corporate governance rules of the NASDAQ Stock Market. There are no family relationships among any of our directors, director nominees, or executive officers.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Jhawar serving as our Chairman of the Board and Doug Sanders serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members, and other stakeholders. As Chairman, Mr. Jhawar, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Jhawar serve as Chairman of the Board, Mr. Sanders is better able to focus his attention on running our company.

In addition, the board believes that it obtains effective additional board leadership through the role of a Lead Independent Director and appointed Mr. Townsend to that position in February 2015. The Lead Independent Director presides over executive sessions of the board, assists the Chairman with setting the agenda for board meetings, facilitates communication among senior management and the non-employee directors, and performs such additional duties as our board may otherwise determine and delegate.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit, compensation, and nominating and corporate governance committees support our board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Board Participation

Our board of directors held four meetings in fiscal 2014. During fiscal 2014, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve, other than Mr. Fortunato who was unable to attend two meetings of the board of directors and two meetings of the audit committee due to scheduling conflicts related to his former position as Chairman of the Board, Chief Executive Officer and President of GNC Holdings, Inc. Mr. Fortunato’s first absence from our February 2014 board and audit committee meeting was due to his responsibilities related to GNC Holdings year-end public reporting, and his second absence occurred in August 2014 during the transition from his positions at GNC Holdings. Mr. Fortunato resigned from these positions with GNC Holdings in August 2014 and has attended each board and audit committee meeting subsequent to his transition from GNC Holdings, and we fully expect Mr. Fortunato’s schedule will now allow him to attend a greater number of our meetings in fiscal 2015 and beyond. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors attended our 2014 annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Lawrence P. Molloy, Chairperson, Joseph Fortunato and Steven H. Townsend. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market and is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Our audit committee formally met five times during fiscal 2014.

Compensation Committee

Our compensation committee consists of Steven H. Townsend, Chairperson, Terri Funk Graham and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•	reviewing, modifying, and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;

•	reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•	evaluating, adopting, and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Plan, other compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee formally met three times during fiscal 2014 and took action by written consent one time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Joseph Fortunato and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards.

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee formally met one time during fiscal 2014 and took action by written consent one time.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at http://investors.sprouts.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the codes of conduct and ethics reference above. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Stockholder Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•	Joseph Fortunato

•	Lawrence P. Molloy

as nominees for election as Class II members of our board of directors. Each nominee is presently a Class II director of our company and has consented to serve a three-year term if elected, concluding at the 2018 annual meeting of stockholders. Biographical information about each of our directors, including the nominees, is contained in the section above. At the Annual Meeting, two directors will be elected to our board of directors.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these two nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Only directors that are considered “independent” under applicable SEC and NASDAQ rules received consideration for service on our board of directors. In 2014, our independent directors received the following cash compensation: an annual retainer of $40,000, payable quarterly; $1,500 for each board and committee meeting attended in person and $500 for each board and committee meeting attended by telephone; and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairperson of each of our board committees received an annual cash retainer of $15,000, payable quarterly.

In addition to the cash compensation discussed above, each independent director received an equity grant of an option to purchase shares of our common stock having a value of $50,000 on the date of grant. The number of options granted to each independent director was determined by dividing the grant date value by the Black-Scholes value per share of our common stock as of the grant date. The exercise price is equal to the closing price of our common stock on the grant date.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our company and further align their interests with those of our stockholders. In accordance with our Corporate Governance Guidelines, our independent directors are expected over a reasonable time to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least three times their annual cash retainer until he/she leaves the board.

In late 2014, our board of directors reviewed the position of our independent director compensation program relative to our peer group discussed below and determined to position total direct compensation at the 45th percentile. For 2015, our board of directors determined to increase the annual retainer for independent directors from $40,000 to $45,000, eliminate meeting fees and establish committee retainer fees of $10,000 per committee assignment, maintain the audit committee chairperson retainer at $15,000, establish a $15,000 retainer for our lead independent director, and reduce the compensation and nominating committee chairperson retainers to $10,000, and increase the annual equity compensation for 2015 to $60,000, comprised 50% in the form of restricted stock units vesting one-third on each anniversary of the grant date, and 50% in the form of time-based stock options vesting quarterly over three years.

Director Compensation Table

Only our independent directors receive compensation for serving on our Board. The following table sets forth a summary of the compensation earned by our directors in fiscal 2014.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Andrew S. Jhawar	-	-	-	-
Shon A. Boney	-	-	-	-
Joseph Fortunato	$48,000	$49,994	-	$97,994
Terri Funk Graham	$67,000	$49,994	-	$116,994
George G. Golleher(2)	-	-	-	-
Lawrence P. Molloy	$73,500	$49,994	-	$123,494
Steven H. Townsend	$72,000	$49,994	-	$121,994

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2014.
(2)	Mr. Golleher retired from our board of directors effective February 25, 2015.

The following table lists all outstanding equity awards held by our directors as of December 28, 2014.

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date
Andrew S. Jhawar	-	-	-	-
Shon A. Boney	May 2, 2011	1,215,078	$3.33	May 2, 2018
	May 2, 2011	324,290	$1.09	May 2, 2018
Joseph Fortunato	July 31, 2013	2,778	$18.00	July 31, 2020
	May 19, 2014	6,195	$28.50	May 19, 2021
Terri Funk Graham	July 31, 2013	2,778	$18.00	July 31, 2020
	May 19, 2014	6,195	$28.50	May 19, 2021
George G. Golleher(1)	May 2, 2011	163,326	$3.33	May 2, 2018
Lawrence P. Molloy	July 31, 2013	2,778	$18.00	July 31, 2020
	May 19, 2014	6,195	$28.50	May 19, 2021
Steven H. Townsend	July 31, 2013	2,778	$18.00	July 31, 2020
	May 19, 2014	6,195	$28.50	May 19, 2021

(1)	Mr. Golleher retired from our board of directors effective February 25, 2015.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 19, 2015:

Name	Age	Position
J. Douglas Sanders	45	Director, President and Chief Executive Officer
Amin N. Maredia	42	Chief Financial Officer and Treasurer
James L. Nielsen	43	Chief Operating Officer
Brandon F. Lombardi	37	Chief Legal Officer and Corporate Secretary
Nancy J. LaMons	45	Chief Human Resources Officer
Daniel J. Bruni	57	Chief Information Officer
Theodore E. Frumkin	53	Chief Development Officer

J. Douglas (“Doug”) Sanders’ biography is set forth under the heading “Our Board” above.

Amin N. Maredia has served as our Chief Financial Officer since August 2011. Prior to joining Sprouts, Mr. Maredia served in key strategic and finance roles for Burger King Corporation, one of the world’s largest fast food retailers, including Vice President—North America and Latin America Finance from 2009 to 2010, Vice President—Strategic Planning & Treasurer from 2006 to 2009, and Assistant Controller from July 2005 to 2006. Prior to that, Mr. Maredia served as Assistant Treasurer and Assistant Controller for Dynegy, Inc. (NYSE: DYN), an energy producer and wholesaler, from 2002 to July 2005. Mr. Maredia began his career at PricewaterhouseCoopers in 1994, is a graduate of the Harvard Business School General Management Program and holds an undergraduate degree in accounting from the University of Houston.

James L. Nielsen has served as our Chief Operating Officer since April 2011. Prior to joining our company, Mr. Nielsen served as President of Henry’s Farmers Markets from 2007 through April 2011, and Vice President and General Manager of Henry’s Farmers Markets from 2006 to 2007. Prior to that, Mr. Nielsen served in various roles of increasing responsibility for Wild Oats Marketplace, including Director of Operations from December 2004 to February 2007, Director of Non-Perishables from February 2004 to December 2004, and Director of Merchandising from 2002 to February 2004. Mr. Nielsen began his career at Smith’s Food and Drug in 1986 and held various store level positions before leaving in 2002. Mr. Nielsen holds a B.S. in Business Administration from Weber State University.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012. Prior to joining Sprouts, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, including food retail, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a Juris Doctor from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Nancy J. LaMons has served as our Chief Human Resources Officer since May 2014. Ms. LaMons joined our company from Fiesta Restaurant Group (NASDAQ:FRGI), where she served as Chief People Officer from January 2013 to May 2014. Previously, she served as Division Vice President of Human Resources for Global Supply Chain and International Operations for JC Penney (NYSE:JCP), where she worked from January 2010 to January 2013. Prior to that, Ms. LaMons served in a number of senior human resources roles for PepsiCo. Inc. (NYSE:PEP) from 1998 to 2010. Ms. LaMons holds an M.B.A. in International Human Resources, Labor and Industrial Relations and an Ed.M. concentrating in Organization and Leadership Development from the University of Illinois, Urbana-Champaign; and a B.S. in Finance from Central State University.

Daniel J. Bruni has served as our Chief Information Officer since February 2015. Prior to joining Sprouts, Mr. Bruni held the position of Vice President, I.T. at Dollar General Corporation (NYSE: DG), a discount retailer, from March 2012 to January 2015 and Senior Director of Information Technology at Dollar General Corporation from 2008 to March 2012. Prior to that, Mr. Bruni served as Senior Vice President and Chief Information Officer of Harris Teeter, Inc., a regional grocery chain, from 1997 to 2008. Prior to that, Mr. Bruni held I.T. leadership positions with Brothers Gourmet Coffees, Inc., Burger King Corporation and Dun & Bradstreet. Mr. Bruni holds an M.B.A. for I.T. Executives from Fairleigh Dickinson University and a B.S. in Computer Science from Indiana University of Pennsylvania.

Theodore E. Frumkin has served as our Chief Development Officer since February 2015, and previously served as our Senior Vice President—Business Development from December 2012 to February 2015. Prior to joining our company, Mr. Frumkin served as Vice President of Real Estate for Staples, Inc. (NASDAQGS: SPLS), from August 2005 to December 2012 and Director of Real Estate from April 2001 to August 2005. Before that, he was Vice President of Real Estate and Construction for Rubio’s Restaurants, Inc., a fast food retailer, from May 1999 to April 2001, and Director of Real Estate from May 1996 to May 1999; Director of Real Estate for Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, from December 1994 to May 1996; Real Estate Manager for Wal-Mart Stores, Inc. (NYSE: WMT), from 1992 to December 1994, and Real Estate Manager for Taco Bell, a fast food retailer, from 1986 to June 1991. Mr. Frumkin holds an M.B.A. in Finance from Florida International University, and a B.F.A. from Texas Christian University.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer and our three other most highly compensated executive officers, which we collectively refer to as our named executive officers, during the fiscal year ended December 28, 2014, or fiscal 2014. Our named executive officers for fiscal 2014 were:

Name	Title
J. Douglas Sanders(1)	Director, President and Chief Executive Officer
Amin N. Maredia	Chief Financial Officer and Treasurer
James L. Nielsen	Chief Operating Officer
Brandon F. Lombardi	Chief Legal Officer and Corporate Secretary
Theodore E. Frumkin(2)	Chief Development Officer

(1)	Mr. Sanders was appointed to our board of directors in February 2015.
(2)	Mr. Frumkin was promoted from Senior Vice President of Business Development to Chief Development Officer in February 2015.

Section One – Overview and Executive Summary

Compensation Program Background and Philosophy

We completed our initial public offering (referred to as our “IPO”) in August 2013. Prior to our IPO, our executive compensation program was established primarily by our board of directors and consisted primarily of base salary, annual performance-based bonuses, and options to purchase shares of our common stock. In connection with our IPO, we formed a compensation committee comprised entirely of independent directors, and beginning with fiscal 2014, our executive compensation has been administered by the compensation committee. Our executive compensation program is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. The compensation committee’s philosophy is to position the target value of total direct compensation (referred to as “TDC”) at the 50th percentile of comparable companies (our peer group discussed below along with other market survey data), which we believe will enable us to remain competitive in attracting and retaining qualified executive officers.

Our compensation committee establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results, and a significant portion of executive compensation is based on these established financial targets. Compensation also depends on other factors such as company and individual performance, the compensation paid by comparable companies, achievement of strategic objectives and the professional development and potential of individual officers.

At our 2014 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the 2013 compensation of our executive officers described in our 2014 proxy statement. Approximately 98% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval, while approximately 2%

were voted “Against.” In addition, at the Company’s 2014 annual meeting, a majority of our stockholders supported the Board’s recommendation to hold a vote on the Company’s executive compensation program annually. As a result of the support received for its recommendation, the Board of Directors determined to hold a vote on executive compensation annually.

Our compensation committee took this approval into account as one of many factors it considered in connection with the discharge of its responsibilities. Even though the 2013 executive compensation received strong support, our compensation committee continued to refine our executive compensation program for 2014 and 2015 as described further below, as a demonstration of its attention to corporate governance and its emphasis on the link between pay and performance.

For 2014, our pay mix consisted of base salary, annual performance-based bonuses, and time-vest equity incentives consisting of stock options and restricted stock units (referred to as “RSUs”). We have no guaranteed bonuses, no pension plans or other executive retirement plans except our 401(k) plan available to all team members, and limited executive perquisites consisting only of an auto allowance provided to our CEO and payment of health and life insurance premiums for certain of our named executive officers.

For 2015, we determined to replace time-vest RSUs with performance-based restricted stock (referred to as “performance shares”). We believe that this change, together with our continuing use of an annual incentive bonus program based on company financial and operational objectives, closely links executive officer compensation to performance.

2014 Fiscal Year Performance

Fiscal 2014 was a critical year as we transitioned from a private to public company and the natural and organic food retail sector became more competitive than ever before. We believe our incentive-based executive compensation program for our named executive officers was instrumental in helping our company achieve our strong financial performance. Through hard work, focus, and discipline, we exceeded every goal for fiscal 2014.

Highlights of our fiscal 2014 performance include the following:

•	24 new stores opened, representing unit growth of 14%;

•	Net sales of $2.97 billion; a 22% increase compared to 2013;

•	Comparable store sales growth of 9.9% and two-year combined comparable store sales growth of 20.6%;

•	Net income increased to $107.7 million;

•	Diluted earnings per share of $0.70; and

•	Adjusted EBITDA[1] of $265.4 million; a 36% increase from 2013.

1 Adjusted EBITDA is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBITDA” as net income before interest expense, provision for income tax, and depreciation, amortization and accretion, excluding store closure and exit costs, one-time costs associated with our 2011 business combination with Henry’s Holdings, LLC and 2012 acquisition of Sunflower Farmers Market, Inc., gains and losses from disposal of assets, public offering expenses, loss on extinguishment of debt and certain other items that we do not consider representative of our ongoing financial performance.

Executive Summary of Our Fiscal 2014 Executive Compensation Program

The following provides an overview of our fiscal 2014 compensation program as detailed in the following sections.

•	For fiscal 2014, compensation to our named executive officers consisted primarily of base salary, annual performance-based bonuses and time-vest equity incentives consisting of stock options and RSUs.

•	Named executive officer base salaries range from the 25th – 38th percentile of comparable companies, with a goal of achieving on average the 35th percentile over time; incentive compensation amounts range from the 25th – 58th percentile of comparable companies, with a goal of achieving on average the 50th percentile over time; and TDC ranges from the 25th – 57th percentile of comparable companies, with a goal of achieving on average the 50th percentile over time.

•	We maintain stock ownership guidelines to encourage managing from an owner’s perspective and to further align named executive officer interests with the interests of stockholders. Executives are required to own stock (including shares underlying equity awards) equal to five-times base salary for our CEO, and two-times base salary for other executive officers.

•	Our executives participate in the same group benefit programs, such as 401(k) and health benefits, on substantially the same terms as other salaried team members.

•	We have no guaranteed bonuses, no pension plans, no tax gross-up arrangements, and limited executive perquisites consisting only of an auto allowance provided to our CEO and payment of health and life insurance premiums for certain of our named executive officers.

Committee Actions Taken for 2015

An important principle driving our compensation program is our belief that it benefits our stockholders for management’s compensation to be tied to our company’s current and long-term performance. As a result, in 2015 at-risk pay will continue to comprise a significant portion of our executive compensation, particularly for our most senior officers. As we continue our transition to a mature public company in a competitive environment, our compensation committee continues to refine our compensation program. Our compensation committee determined to take the following actions with respect to our 2015 compensation structure:

•	The compensation committee increased the base salaries of our executive officers by 5% to 10% as part of the committee’s plan to move base salaries towards the 35th percentile of comparable companies and to move TDC levels to approximate the 50th percentile of these comparable companies, with the exception of the CEO. In late 2014, Mr. Sanders requested that his 2015 base salary not be increased over 2014, expressing to the compensation committee his “team” philosophy on compensation and the importance of retaining other key employees in the organization through incentive programs.

•	The compensation committee continued to emphasize objective pay-for-performance criteria through the use of Plan EBITDA (defined below) and comparable store sales targets and the elimination of the individual performance component for our annual performance-based bonuses.

•	The cash bonus opportunities for each of our CEO, CFO and COO will remain the same for 2015, and for our other executive officers will increase to 50% of base salary.

•	The compensation committee will maintain equity-based compensation equal to 300% of base salary for our CEO, 150% of base salary for our COO and CFO, and 80% of base salary for our other named executive officers, with the exception of our CLO, for whom the compensation committee approved a one-time grant equal to 160% of base salary in recognition of his exceptional contributions to our company in 2014.

•	As part of our committee’s emphasis on pay for performance, the compensation committee revised our long-term incentive compensation to replace time-vest RSUs with performance shares, which will be subject to our company achieving certain earnings per share performance targets. Thus, more of named executive officer compensation will be tied to performance to further ensure alignment with stockholders. For our CEO, 58% of target TDC for 2015 will be performance-based. For the other named executive officers, on average, 53% of target TDC will be performance-based.

•	The agreements governing our equity awards will contain a double trigger change-in-control provision.

Section Two – Elements of our Compensation Program

The elements of our executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary	Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company.
	Performance-based Bonus	Our performance-based bonus is an annual cash incentive program to reward team members for achieving critical company goals.
Long-Term Incentive Compensation	Stock Options	Stock options are granted to provide incentive for long-term creation of stockholder value. Options represented 60% of the value of the annual long-term incentive grants awarded in fiscal 2014. Beginning in fiscal 2015, stock options will be reduced to 50% to shift more of the long-term incentive mix toward performance shares.
	Restricted Stock Units	RSUs have been granted to provide incentive for long-term creation of stockholder value. Beginning in fiscal 2015, time-vest RSUs will be replaced with performance shares.
Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k).
Other	Perquisites	Limited perquisites are provided to certain executives in the form of company-paid health and life insurance premiums and a car allowance for our CEO.

Base Salary

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance. Base salaries for executives are benchmarked against jobs at other companies with similar responsibilities and scope and are targeted at the 35th percentile of market data for comparable companies. Actual salaries reflect an individual’s responsibilities and more subjective factors, such as the compensation committee’s (and the CEO’s in the case of other named executive officers) assessment of the individual named executive officer’s performance.

Changes in base salary for the named executive officers depend on compensation versus the external market for similar jobs, the individual’s current salary compared to the market, changes in job responsibilities and the officer’s contributions to our performance as determined by the compensation committee.

Performance-based Cash Incentive Compensation

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our long-term business strategy and delivering long-term value to stockholders. Our cash incentive plan is based upon (1) Adjusted EBITDA (as defined above), as adjusted for expenses incurred in connection with secondary offerings of stock by stockholders and accrual of bonuses for our executive officers above their target bonus amounts (referred to as “Plan EBITDA”), and (2) comparable store sales growth. No incentive award is payable to executives unless a pre-established minimum Plan EBITDA goal is achieved.

The cash incentive plan focuses executives on critical financial and operational goals. Our compensation committee believes that Plan EBITDA is a primary indicator to our stockholders of overall business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more effective.

Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance. Individual award opportunities vary by job level and are targeted at the 50th percentile of comparable companies.

At the beginning of 2014, the compensation committee and board of directors approved the financial and operational goals for the company. The compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBITDA and comparable store sales growth were 100% of the established targets, our executive officers would be each entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn an outperformance bonus above such officer’s Target Bonus. The Target Bonus and Total Bonus Opportunity for our executive officers for 2014 were as follows:

Compensation Tier	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)
Tier I (CEO)	100%	200%
Tier II (COO and CFO)	70%	140%
Tier III (other named executive officers)	40%	60%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial targets for our annual cash bonus program. In general, management makes the initial recommendation for the financial target based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

Award payouts are determined each February following completion of the plan year by measuring the performance against each award component. In determining whether the performance ranges are met, the compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. Our company must achieve a minimum of 95% of the Plan EBITDA target for any payout to be earned under the annual incentive bonus plan. The 2014 incentive award target goals and 2014 results are shown below.

Weighting	Rational for Measure	Target Goal	2014 Results
Plan EBITDA (75%)	Reflects overall business health and is a measure of profitability that drives stockholder value	$228.3 million	$268.5 million
Comparable Store Sales (25%)	Demonstrates strength in core business	7.5%	9.9%

Equity Incentive Compensation

Each year we grant equity-based awards to executive officers and key team members to motivate and reward them for long-term stockholder value creation and to retain top talent. Long-term incentive awards are targeted at the 50th percentile of comparable companies. In 2014, as we transitioned away from the private company compensation structure previously in place, which included pre-IPO option awards, our compensation committee determined to grant time-vest stock options and RSUs. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, creating opportunities in the event of successful market performance of our shares, aligning the interests of our named executive officers with our stockholders.

In late 2014, the compensation committee reviewed the mix of long-term incentive awards (60% options and 40% RSUs) and, with the goal of moving more of the awards toward performance-based vehicles, determined to replace time-vest RSUs with performance shares, along with a new mix of long-term incentive awards for grants made in 2015 (50% stock options and 50% performance shares).

Award	2014 Weighting	2015 Weighting	Vesting Terms and Other Conditions
Stock Options	60%	50%	The exercise price equals the closing price on the date of grant. Options vest quarterly over three years and expire after seven years.
RSUs	40%	-	RSUs vest 1/3 on each anniversary of the grant date. The number of shares of our common stock subject to RSUs is determined using the 20-day trailing average closing price for our common stock as reported on the grant date.
Performance Shares	-	50%	Performance shares can be earned after a one-year performance period based on achievement of earnings per share targets. If earned, such performance shares vest 50% on the second anniversary of the grant date (2017), and 50% on the third anniversary of the grant date (2018).

Benefits and Perquisites

We provide our named executive officers with benefits that our board of directors believes are reasonable and in the best interests of our company and our equity holders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•	Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan, or the “401(k) Plan,” covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We contribute an amount up to 50% of the first 6% of the eligible compensation deferred by a participant.

•	Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other salaried employees.

•	Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers. In addition, our CEO receives a car allowance.

Section Three – How Executive Pay is Established

Role of Our Compensation Committee

Our compensation committee, which is comprised entirely of independent directors, is responsible for, among other things, overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the compensation committee’s purpose, responsibilities, structure and other details by reading the committee’s charter posted on our investor relations website at http://investors.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our CEO’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our CEO.

Role of the Compensation Consultant

Our compensation committee may periodically engage the services of outside compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

In October 2013, our compensation committee engaged Mercer, Inc. (referred to as “Mercer”) as its independent compensation consultant to provide the committee with an executive compensation assessment, peer group analysis, and related compensation advice. During 2014, we paid Mercer $128,692 for the provision of employee benefits brokerage services. These services were performed by different offices of Mercer and were unrelated to compensation services. In addition, we paid affiliates of Mercer $361,199 for the provision of insurance brokerage and crisis management consulting services, $58,000 for the provision of actuarial services, and $68,893 for the use of its risk management information system.

The compensation committee’s outside compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For 2014, Mercer developed criteria used to identify peer and other comparable companies for executive compensation and performance comparisons, and reviewed and discussed with the committee various proposals presented to the committee by management. Mercer also provided updates on market trends and the regulatory environment as it related to executive compensation. Mercer representatives met informally with the chairperson of the committee and with certain members of our management team, and formally with our compensation committee during a telephonic meeting.

The compensation committee has previously considered the factors set forth in the NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the compensation committee has analyzed whether the work of Mercer as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Mercer; (ii) the amount of fees from our Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Mercer or the individual compensation advisors employed by Mercer.

Management’s Role in Setting Compensation

Members of our human resources, finance, and legal departments work with our CEO to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for compensation committee approval the financial goals and the annual variable pay amounts for our executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our CEO is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Levels and Benchmarking

We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group is gathered through compensation surveys conducted by Mercer. We target the 50th percentile of comparable companies (our peer group along with other market survey data) for TDC in order to attract, motivate, develop and retain top-level executive talent.

The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant. The compensation committee approved the following criteria for our peer group beginning in 2014: (i) companies within the grocery retail sector, including specialty and conventional retailers; (ii) companies in the natural and organic food distribution sector, (iii) companies considered high-growth retail companies, (iv) companies with revenue between $1.5 billion and $6.5 billion (approximately 0.5x to 2.5x our trailing 12 months revenue), with the exception of Whole Foods Market, Inc., which had 2013 revenue of $12.9 billion but was determined by our compensation committee and its consultant to be a direct specialty retail peer; or (v) companies with a market capitalization between $200 million and $6 billion, again with the exception of Whole Foods Market, Inc.

Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our company; compensation levels for similar positions in the retail grocery industry or in the high growth retail industry more generally; performance of the individual and our company as a whole; and the levels of compensation necessary to recruit new executive officers. For 2014 and 2015, our compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our compensation consultant.

The peer group of the 15 companies which, along with broader survey data, were used for benchmarking purposes in fiscal 2014 is set forth below (in millions).

Company	Most Recent FYE Revenue	Market Value as of Most Recent FYE
Whole Foods Market, Inc.	$14,194	$13,767
United Natural Foods, Inc.	$6,794	$2,911
Dicks Sporting Goods, Inc. (1)	$6,213	$5,297
Harris Teeter (1)	$4,710	$2,433
Roundy’s, Inc. (1)	$3,950	$461
Ingles Markets, Inc.	$3,836	$320
Urban Outfitters, Inc.	$3,087	$5,277
Weis Markets, Inc.	$2,693	$1,414
GNC Holdings, Inc.	$2,613	$4,173
SpartanNash, Inc. (1)	$2,597	$932
The WhiteWave Foods Co.(1)	$2,542	$3,978
hhgregg, Inc.	$2,339	$283
Village Super Market	$1,519	$228
Fresh Market, Inc.	$1,512	$1,692
Natural Grocer by Vitamin Cottage	$521	$366

75th Percentile	$4,710	$4,173
Median	$2,693	$1,692
25th Percentile	$2,339	$366

Sprouts Farmers Market	$2,967	$4,970

(1)	The most recent FYE information for inclusion in this proxy statement was for fiscal 2013.

For 2015, Mercer recommended refinements to our peer group to remove Harris Teeter, which was acquired, and Natural Grocer by Vitamin Cottage and Village Super Market, because their revenue, market capitalization and other factors were significantly below the median. Going forward, the compensation committee may also take into account the peer groups used by proxy advisory firms.

As discussed above, our compensation committee now targets the TDC of our executive officers at the 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite survey data. Our compensation committee may vary from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation, and business conditions.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Section Four – 2014 Named Executive Officer Achievements and Pay Actions

The following contributions and achievements during 2013 were taken into consideration by the compensation committee in making 2014 compensation decisions:

Doug Sanders. Mr. Sanders serves as President and Chief Executive Officer. Mr. Sanders’ compensation for 2014 reflects his overall leadership in guiding our company through our IPO and first year as a publicly traded company, while simultaneously driving our company’s achievement of its financial and operational goals, recruiting and developing key members of our leadership team, and providing the vision and execution for our nationwide growth strategy. Mr. Sanders was appointed to our board of directors in February 2015.

Amin Maredia. Mr. Maredia serves as our Chief Financial Officer. Mr. Maredia’s compensation for 2014 reflects his efforts towards positioning us for continued success as a public company by building a credible investor relations function and a finance team fluent in financial planning and analysis, strengthening our internal control environment, leading our strategic planning process and developing significant business improvement initiatives, while strengthening our balance sheet and improving our liquidity.

Jim Nielsen. Mr. Nielsen serves as our Chief Operating Officer. Mr. Nielsen’s compensation for 2014 reflects his leadership in driving our continued product innovation, strong operational execution, and increased supply chain efficiencies, preparation for our successful expansion into the Southeast and other new markets, and our committed focus on customer service to grow awareness of the Sprouts brand and generate customer loyalty, which led to record company results, including 10.7% comparable store sales growth for 2013.

Brandon Lombardi. Mr. Lombardi serves as our Chief Legal Officer and Corporate Secretary. Mr. Lombardi’s compensation for 2014 reflects his leadership and legal acumen that allowed us to successfully prepare for and execute our IPO and creating the groundwork to succeed as a public company through the establishment and refinement of strong corporate governance, compliance and risk management strategies and procedures, while managing our litigation, licensing, public company reporting, and corporate social responsibility functions.

Ted Frumkin. Mr. Frumkin served as our Senior Vice President of Business Development in 2014. Mr. Frumkin’s compensation for 2014 reflects his leadership of our real estate function that encompassed efficient construction, strong site selection methodology and store performance analytics that enabled us to open 19 new stores in 2013, while developing a robust pipeline to support our future growth. Mr. Frumkin was promoted to our Chief Development Officer in 2015.

2014 Compensation Actions

The compensation committee approved the following compensation and awards for our named executive officers after considering our peer group and market data and the accomplishments of our named executive officers and our company.

Name	Base Salary($)	Bonus($)	Option Awards($)	RSU Awards($)	Total($)
J. Douglas Sanders	560,000	1,106,154	840,000	560,000	3,066,154
Amin N. Maredia	400,000	553,902	360,000	240,000	1,553,902

James L. Nielsen	400,000	549,722	360,000	240,000	1,549,722
Brandon F. Lombardi	275,000	163,875	132,000	88,000	658,875
Theodore E. Frumkin	275,000	163,269	132,000	88,000	658,269

•	Base Salary: All named executive officers were given salary adjustments in 2014 to adjust their relative position towards the 35th percentile of comparable companies. Base salary amounts presented above differ from the amounts disclosed in the Summary Compensation Table because increases in base salary become effective in February. Therefore, the amounts reported in the Summary Compensation Table reflect two months at the 2013 base salary rate and ten months at the 2014 rate.

•	Performance Award: The 2014 cash incentive award reflects achievement of maximum outperformance opportunity for our officers. This was calculated under the terms of the plan as described in the “Elements of Our Executive Compensation Program.” Bonus amounts reflected above are based upon a percentage of the base salary amounts actually paid in 2014.

•	Long-Term Incentive Grants (Stock and Option Awards): The compensation committee approved the long-term incentive grant for each named executive officer based upon our peer group median long-term incentive values and reflective of the mix of equity vehicles described in the “Elements of Our Executive Compensation Program.”

The 2014 market positioning of our named executive officers compensation compared against our peer group and market survey data is set forth in the following table.

Name	Base Salary	Bonus	Total Cash Compensation	LTI	TDC
J. Douglas Sanders	<25th Percentile	55%	<25th Percentile	37%	41%
Amin N. Maredia	33%	55%	31%	56%	53%
James L. Nielsen	38%	58%	34%	60%	57%
Brandon F. Lombardi	<25th Percentile	<25th Percentile	<25th Percentile	30%	<25th Percentile
Theodore E. Frumkin	29%	<25th Percentile	<25th Percentile	32%	29%

To demonstrate our focus on pay-for-performance, each element of compensation for 2014 is set forth as a percentage of total direct compensation in the following table.

Name	Base Salary and Perquisites	Annual Incentives	Long-Term Incentives
J. Douglas Sanders	19%	35%	46%
Amin N. Maredia	26%	35%	39%
James L. Nielsen	26%	35%	39%
Brandon F. Lombardi	43%	24%	33%
Theodore E. Frumkin	42%	24%	34%

Section Five – Executive Compensation Governance

Stock Ownership Guidelines

To further align the long-term interests of our executives and our shareholders, in fiscal 2014, our board approved stock ownership guidelines applicable to our CEO and other executive officers. Our CEO must maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to two times his or her respective current annual base salary. Our CEO and other executive officers have five years to satisfy these stock ownership guidelines.

Change-in-Control and Severance Arrangements

Our named executive officers’ employment agreements do not provide for additional benefits upon a change of control of our company. For further information regarding compensation payable to our named executive officers in the event of termination of such officer’s employment, see - Potential Payments Upon Termination or Change of Control.

Hedging and Pledging Policy

In fiscal 2014, our board of directors revised our insider trading policy to expressly prohibit transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review risks of proposed transactions.

Tax Deductibility of Executive Compensation

A limitation on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a company to its chief executive officer and certain other highly compensated executive officers to $1,000,000 per person. There is also an exception to the limit on deductibility for performance-based compensation that meets certain requirements. As a new public company, we are not subject to this limitation currently. In order to limit the non-deductibility in the future, we are seeking our stockholders’ approval of the material terms of the performance goals under the 2013 Incentive Plan as stockholder-approved performance goals for purposes of Section 162(m). See Proposal 3: Approval of the Material Terms of the Performance Goals under our 2013 Incentive Plan for additional details.

Clawback of Certain Compensation Following Restatement of Financial Statements

Our corporate governance guidelines provide that if the board of directors learns of any misconduct by an officer that contributed to our company having to restate all or a portion of our financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, take remedial action against such officer in a manner it deems appropriate. In determining what remedies to pursue, the board of directors shall take into account all relevant factors, including whether the restatement was the result of negligence or intentional or gross misconduct. The board of directors will, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an officer or effect the cancellation of unvested restricted, deferred stock awards previously granted to the officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board of directors, in its full and complete discretion, may dismiss the officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the officer’s obligations to our company as the board of directors determines fit the facts surrounding the particular case.

Risk Considerations

Our board of directors does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•	our variable pay is based on achieving short-term financial goals, we set a threshold for financial targets below which no bonus payment can be made, and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•	long-term performance is rewarded through grants of equity that are only valuable if the price of our equity increases over time, which aligns our executives’ interests with those of our equity holders.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 28, 2014 for filing with the SEC.

Steven H. Townsend, Chairperson

Terri Funk Graham

Lawrence P. Molloy

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, our compensation committee was comprised of Steven H. Townsend, as Chairperson, Terri Funk Graham and Lawrence P. Molloy. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors, nor have any of these individuals ever been an officer or team member of our company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
J. Douglas Sanders	2014	$553,077	$839,997	$606,137	$1,106,154	$39,749	$3,145,114
Director, President and Chief Executive Officer(5)	2013	$500,000	—	—	$746,000	$2,886,301	$4,132,301
	2012	$432,692	$517,922	—	$637,500	$53,327	$1,641,441

Amin N. Maredia	2014	$395,644	$359,999	$259,768	$553,902	$3,957	$1,573,270
Chief Financial Officer and Treasurer(6)	2013	$360,836	$280,386	—	$378,334	$425,768	$1,445,324
	2012	$350,000	—	—	$312,375	$22,281	$684,656

James L. Nielsen	2014	$392,659	$359,999	$259,768	$549,722	$9,055	$1,571,203
Chief Operating Officer(7)	2013	$334,931	$560,772	—	$351,310	$785,429	$2,032,442
	2012	$325,000	—	—	$248,625	$15,914	$589,539

Brandon F. Lombardi	2014	$273,125	$132,003	$95,262	$163,875	$24,543	$688,808
Chief Legal Officer and Corporate Secretary(8)	2013	$257,740	—	—	$103,500	$251,907	$613,147
	2012	$230,769	$520,387	—	$127,500	$8,493	$887,149

Theodore E. Frumkin	2014	$272,115	$132,003	$95,262	$163,269	$7,800	$670,449
SVP, Business Development

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2014.

(2)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2014.

(3)	Unless otherwise indicated, amounts shown in this column include bonuses earned in 2014, 2013 and 2012 under our performance-based cash incentive plan, but not paid until 2015, 2014 and 2013, respectively.

(4)	Amounts in this column for 2014 include (a) medical, disability and life insurance premiums paid on behalf of Messrs. Sanders, Maredia, Nielsen and Lombardi; (b) cash out of accrued vacation time to Mr. Lombardi; (c) an auto allowance for Mr. Sanders; and (d) matching contributions to our 401(k) plan for Messrs. Nielsen, Lombardi and Frumkin. Amounts in this column for 2013 include (a) dividend payments of $2,847,836, $420,754, $769,688 and $230,898 paid to Messrs. Sanders, Maredia, Nielsen and Lombardi, respectively, made pursuant to the anti-dilution provisions of our Sprouts Farmers Markets, LLC Option Plan (referred to as the “2011 Option Plan”); (b) medical, disability and life insurance premiums paid on behalf of Messrs. Sanders, Maredia, Nielsen and Lombardi; (c) cash out of accrued vacation time to Messrs. Sanders, Nielsen, and Lombardi; (d) an auto allowance for Mr. Sanders; and (e) matching contributions to our 401(k) plan for Messrs. Nielsen and Lombardi. Amounts for 2012 include (a) medical, disability and life insurance premiums paid on behalf of our executive officers; (b) cash out of accrued vacation time; (c) an auto allowance for Mr. Sanders; and (d) matching contributions to our 401(k) plan for Mr. Lombardi.

(5)	On February 3, 2014, Mr. Sanders’s base salary increased to $560,000. The 2014 amount shown reflects his base salary of $500,000 through February 2, 2014 and $560,000 from February 3, 2014 through December 28, 2014. On August 23, 2012, Mr. Sanders assumed the role of Chief Executive Officer and his base salary increased from $400,000 to $500,000. The 2012 amount shown reflects his base salary of $400,000 through August 23, 2012 and $500,000 from August 24, 2012 through December 30, 2012 and from December 31, 2012 through December 29, 2013.

(6)	On February 3, 2014, Mr. Maredia’s base salary increased to $400,000. The 2014 amount shown reflects his base salary of $362,250 through February 2, 2014 and $400,000 from February 3, 2014 through December 28, 2014. On February 1, 2013, Mr. Maredia’s base salary increased to $362,250. The 2013 amount shown reflects his base salary of $350,000 through January 31, 2013 and $362,250 from February 1, 2013 through December 29, 2013.

(7)	On February 3, 2014, Mr. Nielsen’s base salary increased to $400,000. The 2014 amount shown reflects his base salary of $336,375 through February 2, 2014 and $400,000 from February 3, 2014 through December 28, 2014. On February 1, 2013, Mr. Nielsen’s base salary increased to $336,375. The 2013 amount shown reflects his base salary of $325,000 through January 31, 2013 and $336,375 from February 1, 2013 through December 29, 2013.

(8)	On February 3, 2014, Mr. Lombardi’s base salary increased to $275,000. The 2014 amount shown reflects his base salary of $258,750 through February 2, 2014 and $275,000 from February 3, 2014 through December 28, 2014. On February 1, 2013, Mr. Lombardi’s base salary increased to $258,750. The 2013 amount shown reflects his base salary of $250,000 through January 31, 2013 and $258,750 from February 1, 2013 through December 29, 2013. Mr. Lombardi joined our company as a team member effective January 23, 2012, and the 2012 amount shown reflects his base salary of $250,000 pro-rated from that date through December 30, 2012. Mr. Lombardi’s 2012 bonus amount reflects his 25% annual bonus amount of $62,500, a $25,000 special bonus in recognition of his significant contributions to our company for fiscal 2012, and a $40,000 signing bonus paid in connection with his hire in January 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 28, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Exercisable	Unexercisable	Unearned
J. Douglas Sanders	87,854	-	-	$1.09	May 2, 2018	-	-
	1,203,125	-	-	$3.33	May 2, 2018	-	-
	114,582	45,833	45,834	$3.78	August 23, 2019	-	-
	68,750	-	-	$6.01	August 23, 2019	-	-
	19,699	59,100	-	$39.01	March 4, 2021	15,538	$508,559
Amin N. Maredia	35,322	-	-	$3.33	September 25, 2018	-	-
	20,624	16,042	18,334	$18.00	July 31, 2020	-	-
	8,442	25,329	-	$39.01	March 4, 2021	6,659	$217,949
James L. Nielsen	125,322	-	-	$3.33	May 2, 2018	-	-
	41,249	32,084	36,667	$18.00	July 31, 2020	-	-
	8,442	25,329	-	$39.01	March 4, 2021	6,659	$217,949
Brandon F. Lombardi	-	11,459	45,384	$3.78	July 23, 2019	-	-
	85,000	-	-	$6.01	July 23, 2019	-	-
	3,095	9,288	-	$39.01	March 4, 2021	2,442	$79,927
Theodore E. Frumkin	55,000	45,834	73,334	$6.92	December 21, 2019	-	-
	3,095	9,288	-	$39.01	March 4, 2021	2,442	$79,927

(1)	Options are to acquire shares of common stock. Options expire seven years from the grant date. Time-vested options generally vest over 12 quarters. Each performance-based option vests based on the achievement of EBITDA (as defined in the option agreements) and pro forma comparable store sales targets, weighted equally. One-third of the performance-based options vest each of the first three years after the grant date if such targets are met. In addition, all options vest upon occurrence of a change in control of the company.
(2)	Represents unvested RSUs, which were granted on March 4, 2014. The RSUs vest in three equal installments on March 4, 2015, March 4, 2016 and March 4, 2017, assuming continued employment through the applicable vesting date.
(3)	The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2014, December 26, 2014, which was $32.73 per share.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Threshold ($)	Target ($)	Maximum ($)
J. Douglas Sanders	March 4, 2014	—	560,000	1,120,000	15,538	78,799	$39.01	$1,446,134
Amin N. Maredia	March 4, 2014	—	280,000	560,000	6,659	33,771	$39.01	$619,767
James L. Nielsen	March 4, 2014	—	280,000	560,000	6,659	33,771	$39.01	$619,767
Brandon F. Lombardi	March 4, 2014	—	110,000	165,000	2,442	12,383	$39.01	$227,265
Theodore Frumkin	March 4, 2014	—	110,000	165,000	2,442	12,383	$39.01	$227,265

(1)	Represents possible amounts payable under our 2014 performance-based cash incentive program. For fiscal 2014, cash bonuses to be awarded to each named executive officer were based on Plan EBITDA and comparable store sales growth targets. The Target Bonus for 2014 for Messrs. Sanders, Maredia, Nielsen, Lombardi and Frumkin were 100%, 70%, 70%, 40%, and 40% of base salary, respectively. The maximum amount achievable by Messrs. Sanders, Maredia and Nielsen in 2014 was 200% of his Target Bonus. Messrs. Lombardi and Frumkin were eligible to receive 150% of his respective Target Bonus. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBITDA, and 25% towards comparable store sales growth. See “Summary Compensation Table” for actual amounts paid under our 2014 performance-based cash incentive program.

(2)	Represents unvested RSUs that vest in three equal installments on March 4, 2015, March 4, 2016 and March 4, 2017, assuming continued employment through the applicable vesting date.

(3)	These options vest and become exercisable in twelve equal quarterly installments at the end of each calendar quarter beginning March 31, 2014 and continuing through December 31, 2016.

(4)	The amounts in this column reflect the aggregate grant date fair value of each option and RSU award granted during fiscal 2014, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2014.

Option Exercises

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and the value realized on exercise of options during fiscal 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
J. Douglas Sanders	634,022	$19,615,707
Amin N. Maredia	404,678	$12,084,530
James L. Nielsen	321,701	$9,210,548
Brandon F. Lombardi	132,707	$3,762,341
Theodore E. Frumkin	18,332	$466,165

For option awards, the value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

Employment Agreements

On April 18, 2011, we entered into an employment agreement with each of Messrs. Sanders and Nielsen, and on July 15, 2011 and January 23, 2012, we entered into an employment agreement with each of Messrs. Maredia and Lombardi, respectively. Mr. Frumkin does not have an employment agreement. Each employment agreement contains a base salary that was set as a result of negotiations between the executive and our board of directors, and is subject to adjustment on an annual basis. Additionally, each employment agreement provides for a bonus based upon our company’s attainment of annual goals established by our board and the compensation committee. Each employment agreement also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, retirement, and other plans and programs as are available to our executive officers. Each employment agreement contains a covenant not to compete with our company or solicit our team members or customers for a period equal to the greater of 12 months immediately following termination of employment or the end of the period during which severance payments are being made, subject to certain exceptions, as well as confidentiality, preservation of intellectual property and non-disparagement obligations.

We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the Executive Compensation - Potential Payments Upon Termination or Change of Control section below.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment or upon a change of control. The amount of compensation payable to each named executive officer upon voluntary or for cause termination, involuntary for good reason or involuntary not for cause termination, and in the event of disability or death of the executive or upon a change of control of our company is shown below. The amounts shown assume that such termination or change of control was effective as of December 28, 2014, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our officers’ employment agreements do not provide for additional benefits upon a change of control of our company; however, our equity award agreements provide for the immediate vesting of the award upon a qualifying change of control transaction.

J. Douglas Sanders

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/28/14	Involuntary for Good Reason or Involuntary Not for Cause Termination on 12/28/14	Death or Disability on 12/28/14	Change of Control on 12/28/14
Compensation:
Bonus	—	$1,852,154	$1,106,154	—
Cash severance	—	$1,120,000	$280,000	—
Health and welfare benefits	—	$36,941	—	—
Equity treatment(1)	—	—	—	$3,162,731

Total	—	$3,009,095	$1,386,154	$3,162,731

(1)	The amount shown represents the market value of unvested stock options and RSUs that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 are not included because the closing price of our common stock of $32.73 on December 26, 2014, the last trading day of fiscal 2014, was less than the exercise price of $39.01.

Amin N. Maredia

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/28/14	Involuntary for Good Reason or Involuntary Not for Cause Termination on 12/28/14	Death or Disability on 12/28/14	Change of Control on 12/28/14
Compensation:
Bonus	—	$932,236	$553,902	—
Cash severance	—	$400,000	$200,000	—
Health and welfare benefits	—	$16,694	—	—
Equity treatment(1)	—	—	—	$724,308

Total	—	$1,348,930	$753,902	$724,308

(1)	The amount shown represents the market value of unvested stock options and RSUs that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 are not included because the closing price of our common stock of $32.73 on December 26, 2014, the last trading day of fiscal 2014, was less than the exercise price of $39.01.

James L. Nielsen

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/28/14	Involuntary for Good Reason or Involuntary Not for Cause Termination on 12/28/14	Death or Disability on 12/28/14	Change of Control on 12/28/14
Compensation:
Bonus	—	$901,032	$549,722	—
Cash severance	—	$800,000	$200,000	—
Health and welfare benefits	—	$12,541	—	—
Equity treatment(1)	—	—	—	$1,230,651

Total	—	$1,713,573	$749,722	$1,230,651

(1)	The amount shown represents the market value of unvested stock options and RSUs that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 are not included because the closing price of our common stock of $32.73 on December 26, 2014, the last trading day of fiscal 2014, was less than the exercise price of $39.01.

Brandon F. Lombardi

Executive Benefits and Payments	Voluntary or For Cause Termination on 12/28/14	Involuntary for Good Reason or Involuntary Not for Cause Termination on 12/28/14	Death or Disability on 12/28/14	Change of Control on 12/28/14
Compensation:
Bonus	—	$267,375	$163,875	—
Cash severance	—	$275,000	$137,500	—
Health and welfare benefits	—	$11,556	—	—
Equity treatment(1)	—	—	—	$1,738,817

Total	—	$553,931	$301,375	$1,738,817

(1)	The amount shown represents the market value of unvested stock options and RSUs that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 are not included because the closing price of our common stock of $32.73 on December 26, 2014, the last trading day of fiscal 2014, was less than the exercise price of $39.01.

We do not have a formal employment agreement with Mr. Frumkin under which we are obligated to pay benefits in the event he is terminated. However, in the event of a change of control effective as of December 28, 2014, the market value of his unvested stock options and RSUs that would become fully vested was $3,156,189.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In fiscal 2014, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have two team member benefit and stock plans under which we have issued equity to our team members and non-employee members of the board, our 2011 Option Plan and 2013 Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

As of December 28, 2014, the following table shows the number of securities to be issued upon exercise of outstanding options and restricted stock units under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options (a)		Weighted- Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	820,674	(3)	$27.60	(4)	9,232,525
Equity Compensation Plans Not Approved by Stockholders(2)	6,167,262		$3.29		—

Total	6,987,936		$5.82		9,232,525

(1)	Represents our 2013 Incentive Plan.
(2)	Represents our 2011 Option Plan.
(3)	Includes 102,939 shares of common stock issuable upon vesting of outstanding RSUs granted under the 2013 Incentive Plan.
(4)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an audit committee consisting of Lawrence P. Molloy, Chairperson, Joseph Fortunato and Steven H. Townsend. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market, and our board of directors has determined that each is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the audit committee is to provide oversight of the Company’s accounting and financial reporting processes and audits of the financial statements of the Company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at http://investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements at December 28, 2014 and December 29, 2013 and for each of the years in the three-year period ended December 28, 2014. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held three meetings during fiscal 2014.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2014 for filing with the Securities and Exchange Commission.

The report has been furnished by the audit committee to our board of directors.

Lawrence P. Molloy, Chairperson

Joseph Fortunato

Steven H. Townsend

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (referred to as the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during our fiscal year ended December 28, 2014), as such compensation is described in the Executive Compensation—Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2014 executive officer compensation program consists of base salary, annual cash performance-based bonus, equity awards in the form of restricted stock units and options to purchase our shares, benefits generally available to all of our salaried team members and limited perquisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash component (cash performance-based bonus) is tied specifically to the achievement of company-wide objectives and is designed so that above average performance is rewarded with above average rewards. The equity awards are subject to time-based vesting which will reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended December 28, 2014, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 28, 2014, AS DESCRIBED IN THE EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2013 INCENTIVE PLAN

Background

We are seeking stockholder approval of the material terms of the performance goals under our Sprouts Farmers Market, Inc. 2013 Incentive Plan (referred to as the “2013 Incentive Plan”).

On July 23, 2013, prior to our IPO, our equity holders approved, the 2013 Incentive Plan as previously adopted by our board. The 2013 Incentive Plan replaced the 2011 Option Plan (except with respect to outstanding stock options under the 2011 Option Plan). The 2013 Incentive Plan enables us to formulate and implement a compensation program that will attract, motivate and retain experienced, highly-qualified team members who will contribute to our financial success, and aligns the interests of our team members with those of our stockholders through the ability to grant a variety of stock-based and cash-based awards. The 2013 Incentive Plan serves as the umbrella plan for our stock-based and cash-based incentive compensation programs for our directors, officers and other team members.

Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer or any of the next three highest-paid officers, other than the chief financial officer, in each case serving on the last day of the fiscal year. An exception to this deduction limitation may be available for certain awards granted during a limited time period following a company’s initial public offering under compensation plans that were in existence prior to the company becoming publicly held, as defined under Section 162(m) regulations. We are currently eligible to use this exception. Another exception, not limited to this time period, is available for “performance-based compensation.” Performance-based compensation that meets the requirements of Section 162(m) is not counted against the $1 million deductibility cap, and therefore remains fully deductible.

One of the Section 162(m) requirements is that the material terms of the performance goals applicable to the performance-based compensation must be approved by stockholders. For this purpose, the material terms include: (i) the employees eligible to receive the performance-based compensation; (ii) the business criteria on which the performance goals are based, and (iii) the limit on the amount of compensation that could be paid to any employee. Although we are currently in the post-IPO transition period, we believe that it is in our and our stockholders’ best interests to obtain stockholder approval of the material terms of the performance goals under our 2013 Incentive Plan, as required for purposes of the performance-based compensation exception.

On February 24, 2015, our board approved amendments to the 2013 Incentive Plan, which set out the material terms of the performance goals (described under “Performance-based Awards” and “Limitations on Awards to Employees” below) and are intended to apply to performance-based compensation granted under the 2013 Incentive Plan.

Even though we are seeking stockholder approval for purposes of Section 162(m) of the Code, grants may be made under the 2013 Incentive Plan which do not qualify for the performance-based compensation exception under Section 162(m) of the Code, and the Committee (as defined below) retains full discretion to determine whether or not a particular grant is intended to qualify as performance-based compensation under Section 162(m) of the Code.

Effect of Proposal

Approval of this Proposal 3 will not increase the number of shares available for issuance under the 2013 Incentive Plan. The sole effect of our stockholders’ approval of this Proposal 3 will be to enable the compensation attributable to grants of stock options and stock appreciation rights and cash awards, restricted stock, restricted stock units, bonus shares, dividend equivalents and other share-based awards under the 2013 Incentive Plan to qualify for the performance-based compensation exception under Section 162(m) of the Code. If our stockholders do not approve the material terms of the performance goals under our 2013 Incentive Plan, the 2013 Incentive Plan will remain in effect. We will continue to make awards under the 2013 Incentive Plan, but we will not be able to make awards under the 2013 Incentive Plan that are exempt from the deduction limitations of Section 162(m) of the Code by reason of the performance-based compensation exception.

Summary of 2013 Incentive Plan

The following is a summary of the material terms of our 2013 Incentive Plan. This summary is qualified in its entirety by reference to the complete text of our 2013 Incentive Plan, which is attached as Appendix B to this proxy statement and incorporated herein by reference. This summary is not intended to be a complete description of the terms of our 2013 Incentive Plan.

Administration. The 2013 Incentive Plan is administered by our compensation committee, or another committee appointed by our board of directors and generally consisting of persons who are “non-employee directors,” as defined under Rule 16b-3 under the Exchange Act, “outside directors,” within the meaning of Section 162(m) and “independent directors” under the NASDAQ Global Select Market’s rules (in either case, referred to as the “Committee”). References to the Committee can include our entire board of directors if it is performing any functions of the Committee under the 2013 Incentive Plan.

The Committee has the authority to select award recipients, determine the type, size and other terms and conditions of awards, and make all other decisions and determinations as may be required under the terms of the 2013 Incentive Plan or as the Committee may deem necessary or advisable for the administration of the 2013 Incentive Plan. The Committee is permitted to delegate to one or more of our senior executives the authority to make grants of awards to officers (other than executive officers), team members and other individuals (other than non-employee directors) who provide services for Sprouts and such other administrative responsibilities as the Committee may deem necessary or advisable, to the extent such delegation is consistent with applicable law and the applicable stock exchange rules.

Eligibility. Officers, team members and non-employee directors of Sprouts and other individuals who provide services for Sprouts are eligible to be selected as award recipients (referred to as “Participants”).

The granting of awards under our 2013 Incentive Plan is discretionary, and we cannot determine the number or type of awards to be granted in the future to any particular person or group. Approximately 405 team members, including all of our executive officers, and four non-employee directors were participants in our 2013 Incentive Plan as of December 28, 2014.

Type of Awards. The Committee is authorized to grant awards which are payable in shares, which provide the opportunity to receive shares, or which are payable in cash based on the value of shares (“Share-based Awards”). The Committee is also authorized to grant other awards payable in cash and dividend equivalents (described below) (“Cash-based Awards”). Awards which may be granted under the 2013 Incentive Plan include: stock options, restricted stock, bonus shares, stock appreciation rights, restricted stock units, stock units, performance units and dividend equivalents. Awards may be granted alone or in combination with any other award granted under the 2013 Incentive Plan or any other plan based on the Committee’s discretion.

Terms and Conditions of Awards. The Committee will determine the size of each award to be granted (including, where applicable, the number of shares to which an award will relate), and all other terms and conditions of each award, including, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an award, whether an award will be settled (or an exercise or purchase price will be paid) in cash, shares or other consideration, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications of such restrictions or conditions. No award granted under the 2013 Incentive Plan may expire more than ten years from the date of grant. Any awards granted to non-employee directors will be granted to all non-employee directors on a non-discretionary basis based on a formula approved by the Committee. In connection with the acquisition of any business by us, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by awards under the 2013 Incentive Plan (“Substitute Awards”) upon such terms and conditions as the Committee determines in its sole discretion. Notwithstanding any provision of the Plan to the contrary, Substitute Awards shall have such terms as the Committee deems appropriate.

The types of awards that may be granted under the 2013 Incentive Plan include the following:

•	Stock Options and Stock Appreciation Rights. A stock option is a right to purchase a specified number of shares of our common stock at an exercise price established at the date of grant. A stock appreciation right (referred to as a “SAR”) entitles the recipient to receive, upon surrender of the SAR, an amount of cash or number of shares of our common stock having a fair market value equal to the positive difference, if any, between the fair market value of one share of common stock on the date of exercise and the exercise price of the SAR. The exercise price of any stock option or SAR granted under the 2013 Incentive Plan may not be less than the fair market value of our common stock on the date of grant, except for Substitute Awards. The Committee will specify at the time an option or SAR is granted, when, under what conditions and in what proportions, an option or SAR becomes vested and exercisable.

•	Restricted Stock and Restricted Stock Units. An award of restricted stock is an issuance of shares of our common stock that is subject to certain restrictions established by the Committee and to forfeiture if the holder does not satisfy certain requirements (including, for example, continued employment with us for a specified period of time). Recipients of restricted stock may not transfer the stock until the restrictions are satisfied, but may be entitled to vote the restricted stock and to exercise other shareholder rights. Thus, upon grant, the shares may accrue and pay dividends. However, if vesting of a restricted stock award is based on the achievement of performance conditions, dividends will only vest and be paid to the extent the restricted stock vests and becomes payable. An award of restricted stock units entitles the recipient to receive shares of our common stock or cash equal to the value of a specified number of shares of our common stock at some later date once certain conditions have been satisfied. At that time or a later date, if payment has been deferred, the shares or cash, as applicable, will be delivered. Dividend equivalents may accrue, or be paid, on restricted stock units at the discretion of the Committee. However, if vesting of restricted stock units is based on the achievement of performance conditions, any related dividend equivalents will only vest and be paid to the extent the underlying award vests and becomes payable.

•	Dividend Equivalents. Dividend equivalents represent the right to receive an amount, which is determined by multiplying the number of shares subject to an award by the per-share cash dividend, or the per-share fair market value of any dividend payable in consideration other than cash, paid by Sprouts on Shares. Dividend equivalents may be granted subject to the terms and conditions determined by the Committee. However, if vesting of an award is based on the achievement of performance conditions, any related dividend equivalents will only vest and be paid to the extent the underlying award vests and becomes payable.

Performance-based Awards. The Committee may determine that cash awards, restricted stock, restricted stock units, bonus shares, dividend equivalents and certain other Share-based Awards granted to a key employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code (see discussion of Section 162(m) under “Section 162(m)” above and under “Federal Income Tax Implications of the 2013 Incentive Plan” below). For such awards (other than stock options and SARs), (such awards, “Performance-based Awards”), the Committee will establish in writing (i) the objective performance goals that must be met in order for the awards to be payable or the restrictions to lapse, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, consistent with the limits set forth in the 2013 Incentive Plan and (iv) other conditions as the Committee deems appropriate and consistent with Section 162(m) of the Code. The performance goals for Performance-based Awards are intended to satisfy the applicable regulations under Section 162(m) of the Code and, consistent with such regulations, the Committee may reduce, but not increase, the amount of compensation that is payable upon achievement of the designated performance goals.

The Committee will use objectively determinable performance goals based on one or more of the following performance measures: (i) share price, (ii) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (iii) operating income, (iv) earnings per share, (v) comparable store sales growth, (vi) cash flow, (vii) return on capital, (viii) revenues, (ix) return measures, (x) sales or product volume, (xi) inventory turns, (xii) working capital, (xiii) gross or net profitability/profit margins, (xiv) objective measures of productivity or operating efficiency, (xv) costs, (xvi) budgeted expenses (operating and capital), (xvii) market share (in the aggregate or by segment), (xviii) level or amount of acquisitions, (xix) economic value-added, (xx) enterprise value, (xxi) book value, (xxii) customer satisfaction survey results, (xxiii) objective measures related to store openings, relocations and remodelings (including number, cost, timeline, productivity and operating efficiency) and (xxiv) objective measures related to lease arrangements (including number, cost and timeline). These performance criteria are permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals may relate to the Participant’s business unit, specified subsidiaries, or the performance of Sprouts as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants. The Committee may determine that Performance-based Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance-based Awards.

The Committee will determine, in its sole discretion, the amount, if any, to be paid pursuant to each Performance-based Award and the satisfaction of other terms of the award agreement. The Committee will certify the performance results for the performance period specified in the award agreement before payment is made.

To the extent applicable, unless the Committee determines otherwise, the determination of the achievement of performance goals will be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in our audited financial statements. In setting the performance goals for Performance-based Awards, the Committee may provide for such adjustments as it deems appropriate, consistent with the requirements of Section 162(m) of the Code, including objectively determinable adjustments for: extraordinary items, as determined by our independent public accountants in accordance with GAAP, changes in accounting methods, store closure and exit costs, non-recurring acquisition expenses, gains and losses from disposal of assets, public offering expenses, losses on extinguishment of debt, expenses related to discontinued operations, or the related tax impacts of each of the foregoing adjustments. In addition, the Committee may, within the time period permitted by Section 162(m) of the Code, provide that the calculation of operating income (including on a per share basis) will be made on the same basis as reflected in a release of our earnings for a previously completed period as specified by the Committee.

Aggregate Limitation Shares. Subject to adjustment, as described below, the aggregate number of shares that may be issued under the 2013 Incentive Plan during the life of the 2013 Incentive Plan will not exceed 10,089,072. As of December 28, 2014, there were 9,232,525 shares available for future issuance under the 2013 Incentive Plan. For each share that is actually delivered pursuant to a Share-based Award, the aggregate share limit under the 2013 Incentive Plan will be reduced by one share. Upon the exercise of each stock-settled SAR, the aggregate share limit under the 2013 Incentive Plan will be reduced further by the number of shares having a fair market value equal to the exercise price for the number of shares so exercised. For each Share-based Award, each share withheld to satisfy the exercise price or withholding taxes with respect to any such award will reduce the aggregate share limit by one share. To the extent that any shares are forfeited and returned to us for no consideration, or are repurchased by us for the price paid by the Participant for such shares, the aggregate share limit under the 2013 Incentive Plan will be increased to the same extent that the aggregate share limit was decreased upon the issuance of the shares based on the ratios above. To the extent that any shares are tendered to us in satisfaction of the withholding obligations for any Share-based Awards, the aggregate share limit under the 2013 Incentive Plan will be increased by each share so tendered. Shares delivered under the 2013 Incentive Plan may be newly issued shares or reacquired shares (including shares acquired on the market).

Substitute Awards will not reduce the 2013 Incentive Plan’s aggregate share limit, subject to applicable stock exchange requirements. If we assume a stockholder approved equity plan from an acquired company, any shares of common stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the 2013 Incentive Plan and will not reduce the 2013 Incentive Plan’s aggregate share limit, subject to applicable stock exchange requirements.

Limitations on Awards to Employees. All awards under the 2013 Incentive Plan, other than cash awards and dividend equivalents, will be expressed in shares. The 2013 Incentive Plan provides the following individual limits, which are subject to adjustment as described below: (i) the maximum number of Shares with respect to which any stock options and SARs may be granted under the 2013 Incentive Plan in any one calendar year to any employee shall not exceed 500,000, and (ii) the maximum number of shares with respect to which restricted stock, restricted stock units, stock units, bonus shares and other Share-based Awards (other than stock options and SARs) intended to be Performance-based Awards may be granted under the 2013 Incentive Plan in any one calendar year to any employee shall not exceed 150,000.

In addition, an employee may not accrue cash dividends and dividend equivalents on Performance-based Awards during any one calendar year in an aggregate amount in excess of $250,000 with respect to such awards made to the employee on or after March 1, 2015. The maximum aggregate amount that may be paid to an employee under Cash-based Awards (other than dividend equivalents) intended to be Performance-based Awards granted under the 2013 Incentive Plan with respect to each 12 month period within a performance period will not exceed $4,000,000. If a performance period includes more than one year, the amount payable with respect to each 12 month period will be determined by dividing the total amount payable for the performance period by the number of years in the performance period. The individual limits will apply without regard to whether the awards are to be paid in shares or cash.

Adjustments. In the event of a large, special or non-recurring dividend or distribution, recapitalization, reorganization, business combination, spin-off, exchange of shares, repurchase, liquidation, dissolution or other corporate exchange or other similar corporate transaction or event affecting our common stock, the Committee may, as it deems to be equitable and in order to preserve (without enlarging) the rights of Participants: adjust the number and kind of shares subject to the aggregate and individual share limitations described above, the number and kind of shares subject to outstanding awards and the exercise price, grant price, or purchase price of an award. In the event of any stock dividend or split, the Committee will make such substitutions or adjustments (including those in the preceding sentence) as it deems fair and equitable.

In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (including cancellation of awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for awards, or adjustment to performance goals in respect of awards) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph, and acquisitions and dispositions of businesses and assets) affecting us or any business unit, or our financial statements, or in response to changes in applicable laws, regulations, or accounting principles. If any such event will result in the acquisition of all or substantially all of our outstanding shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding awards, such treatment shall govern without the need for any action by the Committee. Any adjustments to Performance-based Awards will be consistent with Section 162(m).

Restrictions on Repricing. Except in the case of a corporate transaction involving Sprouts (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), outstanding stock options and SARs previously granted under the 2013 Incentive Plan may not be repriced without stockholder approval. The term “repricing” refers to amendments designed to reduce the exercise price of outstanding stock options or SARs or the cancellation of outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original award.

Transferability. Awards and other rights under the 2013 Incentive Plan will not be transferable by a Participant except to a beneficiary in the event of the Participant’s death (to the extent any award survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by the Participant or his guardian or legal representative. However, the Committee may permit awards and other rights under the 2013 Incentive Plan to be transferred during the lifetime of the Participant to family members (and trusts or other entities for the benefit of Participants and family members) for purposes of the Participant’s estate planning, or to charities for charitable purposes (in each case as determined by the Committee).

Clawback Policy. All awards made under the 2013 Incentive Plan shall be subject to the applicable provisions of our clawback or recoupment policies, share trading policies and other policies that may be implemented by our board of directors from time to time, including policies that may be implemented after the date an award is granted.

Ability to Adopt Other Arrangements. Neither the adoption of the 2013 Incentive Plan nor the submission of the 2013 Incentive Plan or of any amendment to our stockholders for approval will be construed as creating any limitations on the power of our board of directors to adopt other compensatory arrangements, as it may deem desirable, including the granting of awards otherwise than under the 2013 Incentive Plan, and such arrangements may be either applicable generally or only in specific cases.

Amendment; Termination. Our board of directors may amend, suspend, discontinue, or terminate the 2013 Incentive Plan or the Committee’s authority to grant awards under the 2013 Incentive Plan without stockholder approval or Participant consent, provided that stockholder approval will be required for any amendment that will (i) materially modify the terms of the 2013 Incentive Plan or (ii) require stockholder approval as a matter of law or regulation or under the stock exchange rules. An amendment to the 2013 Incentive Plan generally may not materially impair the rights of a Participant under any award. The Committee may amend, suspend, discontinue, or terminate any award and any related award agreement. However, a Participant’s rights under an award may not be materially impaired without the Participant’s consent. Our board of directors may, however, amend the 2013 Incentive Plan and awards in such manner as it deems appropriate in the event of a change of applicable law or regulations.

Unless earlier terminated by our board of directors, the 2013 Incentive Plan will terminate on the day before the tenth anniversary of the later of its effective date or the date of any subsequent stockholder approval of the 2013 Incentive Plan.

Federal Income Tax Implications of the 2013 Incentive Plan

The federal income tax consequences arising with respect to awards granted under the 2013 Incentive Plan will depend on the type of award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. Exceptions to these general rules may arise under the following circumstances:

(i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture);

(ii) if a team member is granted a stock option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held longer than the later of one year from the date of exercise and two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition;

(iii) For awards granted after a specified transition period, we will not be entitled to a tax deduction for compensation attributable to awards granted to certain of our covered team members, if and to the extent such compensation does not qualify as performance-based compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid to the applicable team member in the same calendar year, exceeds $1 million; and

(iv) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Internal Revenue Code Section 409A, and the requirements of Code Section 409A are not satisfied.

We may withhold from any delivery of shares in connection with an award, any other payment relating to an award, or any other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and take such other action as the Committee may deem advisable to enable us to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. We may require Participants to make cash payments in satisfaction of withholding tax obligations.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2013 Incentive Plan, and is not intended as tax guidance to Participants in the 2013 Incentive Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

Future benefits under the 2013 Incentive Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

During 2014, cash awards, stock options, and restricted stock units were granted to the named executive officers as set forth above under “Compensation of Executive Officers—Summary Compensation Table” and “Grants of Plan-Based Awards”. In addition, for 2014 cash awards, stock options to purchase 171,107 shares and 33,740 restricted stock units with an aggregate value of $5.6 million were granted to all of our executive officers, cash awards, stock options to purchase 161,201 shares and 77,414 restricted stock units with an aggregate value of $9.8 million were granted to team members, other than our executive officers, and stock options to purchase 24,780 shares with an aggregate value of $0.2 million were granted to all of our non-employee directors under the 2013 Incentive Plan.

Market Price of Shares

On March 4, 2015, the closing price of our common stock was $34.73.

Vote Required

Approval of the material terms of the performance goals under our 2013 Incentive Plan will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2013 INCENTIVE PLAN.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending January 3, 2016, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended December 28, 2014 and December 29, 2013 by PwC, our independent registered public accounting firm, are as follows:

	2014	2013
Audit fees (1)	$1,720,525	$2,782,634
Audit-related fees	$-	$-
Tax fees (2)	$-	$8,500
All other fees (3)	$1,800	$1,800

Total	$1,722,325	$2,792,934

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, (iii) services rendered in connection with our Form S-1, Form S-3 and Form S-8 filings related to our initial public offering and subsequent secondary offerings, and (iv) comfort letters, consents and other items related to Securities and Exchange Commission matters.
(2)	Tax fees consist primarily of tax consultation services.
(3)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairman of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairman must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending January 3, 2016 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITOR OF OUR COMPANY FOR THE FISCAL YEAR ENDING JANUARY 3, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 28, 2014, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended December 28, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 4, 2015, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, March 4, 2015. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 152,363,987 shares of common stock outstanding as of March 4, 2015.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
J. Douglas Sanders(2)	1,450,984	*
Amin N. Maredia (3)	150,987	*
James L. Nielsen(4)	211,362	*
Brandon F. Lombardi(5)	155,766	*
Theodore E. Frumkin(6)	88,973	*
Andrew S. Jhawar	—	*
Shon A. Boney(7)	1,539,368	1.0%
Joseph Fortunato(8)	19,843	*
Terri Funk Graham(9)	9,843	*
Lawrence P. Molloy(10)	29,843	*
Steven H. Townsend(11)	44,843	*
All directors and executive officers as a group (13 persons)	3,705,901	2.4%

5% Stockholders:
Apollo Funds(12)	15,847,800	10.4%
T. Rowe Price Associates, Inc. (13)	13,873,969	9.1%
Capital Research Global Investors (14)	12,375,926	8.1%
Wells Fargo & Company (15)	9,287,379	6.1%
Premier Grocery, Inc.(16)	8,273,484	5.4%
FMR LLC(17)	7,630,115	5.0%

*	Less than 1% of the outstanding shares of common stock

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the record date, March 4, 2015, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.
(2)	The amount listed includes (a) 19,911 shares of common stock, (b) 1,425,893 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015 and (c) 5,180 shares issuable upon vesting of restricted stock units that are currently vested or will become vested within 60 days after March 4, 2015.
(3)	The amount listed includes (a) 65,000 shares of common stock held by Amin Maredia Family Growth Fund, L.P., (b) 83,767 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015 and (c) 2,220 shares issuable upon vesting of restricted stock units that are currently vested or will become vested within 60 days after March 4, 2015. Mr. Maredia serves as the President of Maredia Management, Inc., which is the general partner of the Amin Maredia Family Growth Fund, L.P. and (i) may be deemed to have beneficial ownership of the shares owned of record, and (ii) has shared voting and investment power with respect to such shares.
(4)	The amount listed includes (a) 1,000 shares of common stock, (b) 208,142 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015 and (c) 2,220 shares issuable upon vesting of restricted stock units that are currently vested or will become vested within 60 days after March 4, 2015.
(5)	The amount listed includes (a) 7,500 shares of common stock, (b) 147,452 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015 and (c) 814 shares issuable upon vesting of restricted stock units that are currently vested or will become vested within 60 days after March 4, 2015.
(6)	The amount listed includes (a) 500 shares of common stock, (b) 87,659 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015 and (c) 814 shares issuable upon vesting of restricted stock units that are currently vested or will become vested within 60 days after March 4, 2015.
(7)	The amount listed includes 1,539,368 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015. Excludes 8,273,484 shares owned of record by Premier Grocery, Inc. Mr. Boney currently has no power to individually direct the voting or disposition of such shares, and accordingly, no beneficial ownership of such shares. See Note (16) below.
(8)	The amount listed includes (a) 15,000 shares of common stock and (b) 4,843 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015.
(9)	The amount listed includes (a) 5,000 shares of common stock and (b) 4,843 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015.
(10)	The amount listed includes (a) 25,000 shares of common stock and (b) 4,843 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015.
(11)	The amount listed includes (a) 40,000 shares of common stock and (b) 4,843 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 4, 2015.
(12)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 10, 2015. The amount reported includes shares held of record by AP Sprouts Holdings, LLC (“Holdings LLC”) and AP Sprouts Holdings (Overseas), L.P. (“Holdings Overseas,” together with Holdings, LLC, the “Apollo Funds”). AP Sprouts Holdings (Overseas) GP, LLC (“Holdings Overseas GP”) is the general partner of Holdings Overseas. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Holdings LLC. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI. Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI, and Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.
Apollo Management VI, L.P. (“Management VI”) is the manager of Holdings LLC, Holdings Overseas GP, and AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of each of International GP and Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Funds.
Each of the Apollo Funds disclaims beneficial ownership of all shares of our common stock and any other equity interests of ours that are held of record or beneficially owned by the other Apollo Fund, and Holdings Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP (collectively, the “Apollo Entities”) each disclaims beneficial ownership of all shares of our common stock and any other equity interests of ours that are held of record by the Apollo Funds or beneficially owned by any of the Apollo Funds or the Apollo Entities.
The address of each of Holdings LLC, Holdings Overseas, Holdings Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
On March 10, 2015, the Apollo Funds completed the sale of their entire remaining holdings of our common stock pursuant to a registered underwritten public offering.

(13)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 12, 2015. Includes 13,873,969 shares of common stock of which T. Rowe Price Associates, Inc. (“Price Associates”) has sole dispositive power; and 3,211,669 shares of common stock of which Price Associates has sole voting power. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(14)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 13, 2015. Consists of 12,375,926 shares of common stock of which Capital Research Global Investors (“Capital Research”) has sole dispositive power and sole voting power as a result of acting as investment adviser to various registered investment companies, including 9,438,000 shares owned of record by The Growth Fund of America (“Growth Fund”). The address of Capital Research and Growth Fund is 333 South Hope Street, Los Angeles, CA 90071.
(15)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 10, 2015. Consists of 9,287,379 shares of common stock of which Wells Fargo & Company (“Wells Fargo”) beneficially owns, including 35,119 shares of which Wells Fargo has sole voting and dispositive power, 8,748,235 shares of which Wells Fargo shared voting power, and 9,252,260 shares of which Wells Fargo has shared dispositive power, in each case through one or more investment adviser subsidiaries. The address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94105.
(16)	Based upon information contained in Amendment No. 1 to Schedule 13D filed by the beneficial owner with the SEC on December 11, 2013. The Board of Directors of Premier Grocery, Inc., a Nevada corporation, (“PGI”) is comprised of the following four members: Stanley A. Boney, Shon A. Boney, Kevin R. Easler, and Scott T. Wing. The Board of Directors of PGI makes the voting and investment decisions regarding the shares owned by PGI, and a voting or investment decision requires the approval of a majority of the Board. Accordingly, none of the foregoing individuals is deemed a beneficial owner of the shares owned by PGI. PGI was the managing member of our predecessor (“Sprouts Arizona”) from 2001 until 2011. Shon A. Boney served as a member of the Sprouts Arizona Board of Directors from 2002 to 2011 and has served as a member of the Sprouts Board of Directors since 2011. Each of the other members of the Board of PGI previously served in executive management positions with Sprouts Arizona. Amounts listed for PGI excludes 1,539,368 shares beneficially owned by Shon A. Boney (see Note (7) above).
(17)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 13, 2015. Includes 7,630,115 shares of common stock of which FMR LLC has sole dispositive power; and 381,757 shares of common stock of which FMR LLC has sole voting power. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Stockholders Agreement

We are party to a stockholders agreement (referred to as the “Stockholders Agreement”) with stockholders that held all of our outstanding shares of common stock prior to our IPO. The Stockholders Agreement became effective upon the pricing of our IPO. The Stockholders Agreement contained various restrictions on the transfer of shares of our common stock by the stockholders party thereto, all of which expired during 2014.

In addition, the Stockholders Agreement provides the Apollo Funds with the right to require us to register for resale shares of common stock. During fiscal 2014, registered secondary offerings by Apollo closed on April 2, 2014, August 18, 2014 and November 14, 2014. The aggregate cost to the Company for these three offerings was $2.6 million, including $1.0 million of payroll taxes for employee exercise of stock options in these offerings.

Volcanic Red

We purchased coffee from Volcanic Red, LLC (dba Volcanic Red Coffees), a company in which Shon Boney (together with his immediate family members) owns a 15% interest. Our purchases in fiscal 2014 totaled $8.3 million. As of December 28, 2014, we had recorded accounts payable due to this vendor of $0.5 million.

Certain Transactions with Apollo Affiliates

In connection with our credit facility, we paid an arrangement fee of $760,000 to an affiliate of Apollo. Apollo Global Securities, LLC, another affiliate of Apollo, was an underwriter of our secondary offerings that closed on April 2, 2014 and August 18, 2014 and received fees of approximately $0.8 million and $1.3 million, respectively.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, in connection with our IPO, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration, and approval by our board of directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2016 Annual Meeting of Stockholders must be submitted to us no later than November 20, 2015. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2016 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 3, 2015 and no later than January 2, 2016, unless we change the date of our 2016 annual meeting more than 30 days before or more than 70 days after May 1, 2016, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: March 19, 2015

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

This proxy statement contains a financial measure, Adjusted EBITDA, that is not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”). We believe the presentation of Adjusted EBITDA aids in the understanding of our business performance but it is not intended to be an alternative to GAAP measures.

We define Adjusted EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion, excluding store closure and exit costs, one-time costs associated with our 2011 business combination with Henry’s Holdings, LLC and 2012 acquisition of Sunflower Farmers Market, Inc. (referred to collectively as the “Transactions”), gains and losses from disposal of assets, public offering expenses, the loss on extinguishment of debt and certain other items we do not consider representative of our ongoing financial performance.

This non-GAAP measure is intended to provide additional information only and does not have any standard meaning prescribed by GAAP. Use of this term below may differ from similar measures reported by other companies. Because of its limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to use to reinvest in growth of our business, or as a measure of cash that will be available to meet our obligations. This non-GAAP measure has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table shows a reconciliation of adjusted EBITDA to net income for the thirteen and fifty-two weeks ended December 28, 2014 and December 29, 2013.

	(In thousands)
	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net income	$17,743	$9,280	$107,692	$51,326
Income tax provision	9,270	5,563	66,414	32,741

Net income before income taxes	27,013	14,843	174,106	84,067
Store closure and exit costs (a)	332	381	725	2,051
Costs associated with acquisitions and integration (b)	-	-	-	(15)
Loss on disposal of assets (c)	93	13	1,181	412
IPO bonus (d)	-	-	-	3,183
Secondary offering expenses including employment taxes on options exercises (e)	218	2,014	2,557	2,014
Loss on extinguishment of debt (f)	-	1,039	1,138	18,721
Adjusted income tax provision (g)	(9,491)	(6,855)	(68,551)	(43,010)

Adjusted net income	18,165	11,435	111,156	67,423
Interest expense, net	5,914	6,851	25,057	37,185
Adjusted income tax provision (g)	9,491	6,855	68,551	43,010

Adjusted earnings before interest and taxes (EBIT)	33,570	25,141	204,764	147,618
Depreciation, amortization and accretion	19,789	12,593	60,612	47,539

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$53,359	$37,734	$265,376	$195,157

A-1

(a)     Store closure and exit costs represents reserves established for closed stores and facilities, adjustments to those reserves for changes in expectations for sublease or actual subleases or settlements with landlords. Ongoing expenses related with the closed facilities are also included. The Company excludes store closure and exit costs from its adjusted EBITDA to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(b)     Costs associated with acquisitions and integration represent the costs to integrate the combined businesses resulting from the Transactions. These expenses include professional fees and severance, which the Company excludes from its adjusted EBITDA to provide period-to-period comparability of the Company’s operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(c)     Loss on disposal of assets represents the losses recorded in connection with the disposal of property and equipment. The Company excludes losses on disposals of assets from its adjusted EBITDA to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(d)     IPO bonus represents the bonuses paid to certain employees in connection with the Company’s initial public offering. The Company excludes the IPO bonus from its adjusted EBITDA to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.

(e)     Secondary offering expenses including employment taxes on options exercises represents expenses the Company incurred in its secondary public offerings and employment taxes paid by the Company in connection with options exercised in those offerings. The Company has excluded these items from its adjusted EBITDA to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(f)     Loss on extinguishment of debt represents the write-off of deferred financing costs and original issue discounts and expenses related to the refinancing or unscheduled repayment of debt. The Company has excluded this item from its adjusted EBITDA to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.

(g)     Adjusted income tax provision for all periods presented represents the income tax provision plus the tax effect of the adjustments described in notes (a) through (f) above based on statutory tax rates for the period. The Company has excluded these items from its adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

A-2

APPENDIX B

SPROUTS FARMERS MARKET, INC. 2013 INCENTIVE PLAN

(As amended effective as of the Amendment Effective Date)

1.          Purpose of the Plan

The purpose of this 2013 Incentive Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward directors, officers and other employees of the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders. The Plan initially became effective on July 23, 2013. This amended Plan is effective as of February 24, 2015 (the “Amendment Effective Date”). Changes made pursuant to this amended Plan shall only apply to Awards made on or after the Amendment Effective Date.

2.          Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1        “Award” means a Cash-Based Award or a Share-Based Award.

2.2        “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3        “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4        “Board” means the Board of Directors of the Company.

2.5        “Cash-Based Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, cash, other than an award pursuant to which the amount of cash is determined by reference to the value of a specific number of Shares. For the avoidance of doubt, Dividend-Equivalent Rights constitute Cash-Based Awards.

2.6        “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.7        “Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Plan or any part thereof, or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3. The Committee shall at all times consist solely of persons who, at the time of their appointment, each qualified as a “Non-Employee Director” under Rule 16b-3(b)(3)(b)(i) promulgated under the Exchange Act, an “independent director” as determined in accordance with independence standards established by the stock exchange on which the Shares are at the time primarily traded and, to the extent that relief from the limitation of Section 162(m) of the Code is sought, an “Outside Director” under Section 1.162-27(e)(3)(i) of the Treasury Regulations.

2.8        “Company” means Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware.

2.9          “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Share-Based Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.10        “Effective Date” means July 23, 2013.

2.11        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12        “Fair Market Value” means the last reported sale price of a Share during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported by the composite transaction reporting system for securities listed on the NASDAQ Global Select Market; provided that with respect to a Share-Based Award made at the time of an Initial Public Offering, Fair Market Value means the price per Share paid by the public as shown on the final prospectus filed with the Securities and Exchange Commission.

2.13        “Initial Public Offering” means a sale by the Company of Shares for cash in an initial underwritten (firm commitment) public offering registered under the Securities Act of 1933 resulting in the listing of the Shares on a nationally recognized stock exchange.

2.14        “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.15        “Participant” means any employee, director or other individual who has been granted an Award under the Plan.

2.16        “Performance-Based Award” shall have the meaning set forth in Section 6.

2.17        “Share-Based Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares, or receives, or has the opportunity to receive, cash, where the amount of cash is determined by reference to the value of a specific number of Shares. Share-Based Awards shall include, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units, stock units, and bonus shares.

2.18        “Shares” means shares of common stock of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.19        “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

3.          Administration

3.1        Committee. The Committee shall administer the Plan, unless the Board shall appoint a different committee. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2        Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a) adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(b) correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c) make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d) make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary or other individuals (other than Non-Employee Directors) who provide services to the Company or any Subsidiary and (ii) other administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

3.4 Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.          Awards

4.1        Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (a) individuals who are employees (including officers) of the Company or any Subsidiary, (b) Non-Employee Directors, and (c) other individuals who provide services to the Company or any Subsidiary.

4.2        Type of Awards. The Committee shall have the discretion to determine the type of Award to be granted to a Participant. The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an Award in the nature of a purchase right (e.g., stock options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3        Terms and Conditions of Awards. The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine). The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except with respect to Performance-Based Awards, which shall be governed by Section 6. Notwithstanding the foregoing, (i) except with respect to Substitute Awards, the price per Share at which Shares may be purchased upon the exercise of a stock option shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant of such stock option, (ii) except with respect to Substitute Awards, with respect to stock appreciation rights, the price per Share from which stock appreciation is measured shall not be less than one hundred percent (100%) of the Fair Market Value of such Share on the date of grant of the stock appreciation right, (iii) the period during which an Award may remain outstanding shall not exceed ten (10) years from the date the Award is granted, (iv) dividends and Dividend-Equivalent Rights shall not be paid with respect to unvested performance shares and performance units, as applicable, (provided dividends and Dividend-Equivalent Rights may accrue on such unvested awards and be paid to the extent the awards vest), and (v) any Awards granted to Non-Employee Directors shall be granted to all Non-Employee Directors on a non-discretionary basis based on a formula approved by the Committee.

4.4        No Repricing of Stock Options or Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding stock options or the base amount of outstanding stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price or base amount, as applicable, that is less than the exercise price or base amount, as applicable, of the original stock options or stock appreciation rights without stockholder approval.

4.5        Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary.

5.          Limitations on Awards

5.1        Aggregate Number of Shares Available for Awards. The aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall not exceed 10,089,072 (the “Aggregate Share Limit”).

5.2        Individual Limits for Awards. All Awards under the Plan shall be expressed in Shares (other than Cash-Based Awards and Dividend-Equivalent Rights, which need not be expressed in Shares). The individual Share limits of this Section 5.2 shall apply without regard to whether the Awards are to be paid in Shares or cash. Subject to adjustments pursuant to Section 7 with respect to clauses (a) and (b) below:

      (a)        the maximum number of Shares with respect to which any stock options and stock appreciation rights may be granted under the Plan in any one calendar year to any employee shall not exceed 500,000;

      (b)        the maximum number of Shares with respect to which restricted stock, restricted stock units, stock units, bonus shares and other Share-Based Awards intended to constitute Performance-Based Awards may be granted under the Plan in any one calendar year to any employee shall not exceed 150,000;

      (c)        an employee may not accrue cash dividends and Dividend-Equivalent Rights under the Plan on Performance-Based Awards during any one calendar year in an aggregate amount in excess of $250,000 with respect to such Awards made to the employee on or after March 1, 2015; and

      (d)        the maximum aggregate amount that may be paid to an employee under Cash-Based Awards (other than Dividend Equivalent Rights) intended to be Performance-based Awards granted under the Plan with respect to each 12 month period within a performance period shall not exceed $4,000,000 (if a performance period includes more than one year, the amount payable with respect to each 12 month period shall be determined by dividing the total amount payable for the performance period by the number of years in the performance period).

5.3        Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

5.4        Share Counting.

(a) The Aggregate Share Limit shall be reduced as follows: (i) for each Share that is actually delivered pursuant to a Share-Based Award (other than a Share-Based Award that is payable in cash), the Aggregate Share Limit shall be reduced by one Share, (ii) for a stock-settled stock appreciation right, in addition to the reduction described in clause (i), upon exercise thereof, the Aggregate Share Limit shall be reduced by a number of Shares having a Fair Market Value equal to the base price or exercise price for the number of Shares so exercised, and (iii) for each Share withheld by the Company to satisfy the exercise price or withholding taxes with respect to any Share-Based Award, the Aggregate Share Limit shall be reduced by one Share.

(b) The Aggregate Share Limit shall be increased as follows: (i) for any Award that resulted in a reduction in the Aggregate Share Limit pursuant to Section 5.4(a), the Aggregate Share Limit shall be increased for each Share issued pursuant to such Award that is forfeited and returned to the Company for no consideration, or is repurchased by the Company from the Participant for the price paid by the Participant for such Share, and (ii) for any Shares that are tendered to the Company by a Participant in satisfaction of any withholding tax obligation arising in connection with an Award, the Aggregate Share Limit shall be increased by each Share so tendered.

(c) The Aggregate Share Limit shall neither be increased nor decreased in respect of (i) the grant or settlement of any Cashed-Based Award, or any Share-Based Award to the extent settled in cash, (ii) Shares repurchased by the Company on the open market to satisfy the obligation to deliver Shares pursuant to Awards, or (iii) the grant or settlement of Substitute Awards, as described in Section 5.5.

5.5        Acquisitions. In connection with the acquisition of any business by the Company or any of its Subsidiaries, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Awards under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares subject to any such outstanding grants that are assumed or replaced by Awards under the Plan in connection with an acquisition (“Substitute Awards”) shall not reduce the Aggregate Share Limit, consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Awards shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein. In the event that the Company assumes a stockholder-approved equity plan of an acquired company, available Shares under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Awards under this Plan and shall not reduce the Aggregate Share Limit, subject to applicable stock exchange requirements.

6.          Performance-Based Awards

6.1        In General. The Committee may determine that Stock-Based Awards, other than stock options and stock appreciation rights, and Cash-Based Awards granted to a key employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. The provisions of this Section 6 shall apply to any such Awards that the Committee determines are to be considered “qualified performance-based compensation” under Section 162(m) of the Code (“Performance-Based Awards”). Awards shall only qualify as Performance-Based Awards if at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder).

6.2        Performance Goals. When Performance-Based Awards are granted, the Committee shall establish in writing (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the maximum amounts that may be paid if the performance goals are met, consistent with the limits of Section 5.2 above, and (d) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” For Performance-Based Awards, the performance goals shall satisfy the requirements of the applicable regulations under Section 162(m), including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. For Awards identified by the Committee as Performance-Based Awards the Committee shall not have discretion to increase the amount of compensation that is payable based on achievement of the performance goals except as provided under Section 162(m), but may reduce the amount of compensation that is payable.

6.3        Performance Measures. For Awards identified by the Committee as Performance-Based Awards, the Committee shall use objectively determinable performance goals based on one or more of the following performance measures: (a) share price, (b) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (c) operating income, (d) earnings per share, (e) comparable store sales growth, (f) cash flow, (g) return on capital, (h) revenues, (i) return measures, (j) sales or product volume, (k) inventory turns, (l) working capital, (m) gross or net profitability/profit margins, (n) objective measures of productivity or operating efficiency, (o) costs, (p) budgeted expenses (operating and capital), (q) market share (in the aggregate or by segment), (r) level or amount of acquisitions, (s) economic value-added, (t) enterprise value, (u) book value, (v) customer satisfaction survey results, (w) objective measures related to store openings, relocations and remodelings (including number, cost, timeline, productivity and operating efficiency) and (x) objective measures related to lease arrangements (including number, cost and timeline). These performance criteria are permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. The performance goals may relate to the Participant’s business unit, specified Subsidiaries, or the performance of the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among participants. The Committee may determine that Performance-Based Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance-Based Awards.

6.4        Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (a) 90 days after the beginning of the performance period or (b) the date on which 25 percent of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code.

6.5        Certification of Results. The Committee shall certify the performance results for the performance period specified in the Award Agreement before payment with respect to the performance results is made. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of other terms of the Award agreement, and subject to Committee discretion as described in Section 6.2 above.

6.6        Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. In setting the performance goals for Performance-Based Awards within the period prescribed in Section 6.4, the Committee may provide for such adjustments as it deems appropriate, to the extent consistent with the requirements of Section 162(m), including but not limited to, objectively determinable adjustments for: (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, (iii) store closure and exit costs, (iv) non-recurring acquisition expenses, (v) gains and losses from disposal of assets, (vi) public offering expenses, (vii) losses on extinguishment of debt, (viii) expenses related to discontinued operations, or (ix) the related tax impacts of each of the foregoing adjustments. Notwithstanding the foregoing, in calculating operating income (including on a per share basis), the Committee may, within the period described in Section 6.4, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

7.          Adjustments

In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders, or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (a) the number and kind of Shares which may be delivered pursuant to Section 5.1 and the maximum number and kind of Shares with respect to which a Participant may receive Awards in any year as set forth in Section 5.2, (b) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (c) the exercise price, grant price or purchase price relating to any Award. The Committee will make such substitutions or adjustments including as described in (a), (b) or (c) above as it deems fair and equitable to the Participants as a result of any Share dividend or split declared by the Company. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee. Notwithstanding the foregoing, any adjustments to Performance-Based Awards pursuant to this Section 7 shall be consistent with Section 162(m) of the Code.

8.          General Provisions

8.1        Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2        Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that, if and only to the extent permitted by the Committee, Awards and other rights hereunder may be transferred during the lifetime of the Participant, to family members (and trusts or other entities for the benefit of Participants and family members) for purposes of the Participant’s estate planning, or to charities for charitable purposes (in each case as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3        No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement and to the extent consistent with Code Section 409A, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (b) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4        Taxes. The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to require Participants to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5        Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if (a) it materially modifies the terms of the Plan or (b) such stockholder approval is required by any applicable law, regulation or stock exchange rule. The Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan and Awards in such manner as it deems appropriate in the event of a change of applicable law or regulations.

8.6        No Right to Awards; No Stockholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7        Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8        Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9        No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Award, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

8.10      Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time, including such policies that may be implemented after the date an Award is granted.

8.11      Successors and Assigns. The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.12      Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.13      Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.14        Plan Termination. Unless earlier terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the later of the Effective Date or the date of any subsequent stockholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

8.15        Section 409A. Notwithstanding the other provisions hereof, the Plan and the Awards are intended to comply with the requirements of Code Section 409A, to the extent applicable. Accordingly, all provisions herein and with respect to any Awards shall be construed and interpreted such that the Award either (a) qualifies for an exemption from the requirements of Code Section 409A or (b) satisfies the requirements of Code Section 409A to the maximum extent possible; provided, however, that in no event shall the Company be obligated to reimburse a Participant or Beneficiary for any additional tax (or related penalties and interest) incurred by reason of application of Code Section 409A, and the Company makes no representations that Awards are exempt from or comply with Code Section 409A and makes no undertakings to ensure or preclude that Code Section 409A will apply to any Awards. If an Award is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A, (iii) unless the Award Agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Code Section 409A, and (iv) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Notwithstanding anything herein to the contrary, in the event that any Awards constitute nonqualified deferred compensation under Code Section 409A, if (x) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of Code Section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (y) the delivery of any cash or Shares payable pursuant to an Award is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, such cash or Shares shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within 30 days of the Participant’s death. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A.

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The Board of Directors recommends you vote
FOR the following: nominee(s) on the line below.
0 0 0
1. Election of Directors
Nominees
01 Joseph Fortunato 02 Lawrence P. Molloy
The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain
2 To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2014 0 0 0 (“say-on-pay”).
3 To approve the material terms of the performance goals under our 2013 Incentive Plan for purposes of Section 162(m) of the 0 0 0 Internal Revenue Code.
4 To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent 0 0 0 auditor for the fiscal year ending January 3, 2016.
NOTE: And to consider such other business as may properly come before the meeting or any adjorment or postponement thereof.
Yes No
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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .
SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 1, 2015 8:00 AM Local Time
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated March 19, 2015, and hereby appoints J. Douglas Sanders and Amin N. Maredia and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Friday, May 1, 2015, at 8:00 AM local time, at The JW Marriott Phoenix Desert Ridge Resort & Spa, 5350 East Marriott Drive, Phoenix, Arizona 85054, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS
MARKET, INC. held of record by the undersigned at the close of business on March 4, 2015 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO CLASS II DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE TWO CLASS II DIRECTOR NOMINEES (PROPOSAL NO. 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
Continued and to be signed on reverse side